                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          AMERICAN ELECTRIC POWER COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                 NOTICE OF 1999 ANNUAL MEETING - PROXY STATEMENT

                  AMERICAN ELECTRIC POWER
                  COMPANY, INC.
                  1 Riverside Plaza
                  Columbus, OH 43215

                                                                     [LOGO]

                  March 11, 1999
                  Dear Shareholder:

                  This year's annual meeting of shareholders will be held in the Grand Ballroom of the Embassy Suites Hotel and Conference Center, 300 Court Street, Charleston, West Virginia, on Wednesday, April 28, 1999 at 9:30 a.m.

                  Your Board of Directors and I cordially invite you to attend.

                  During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP's affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

                  AEP's audited financial statements and management's discussion and analysis of results of operations and financial condition are included in Appendix A to this proxy statement. Including this financial information with the proxy statement allows for the use of a summary annual report. AEP's summary annual report contains my letter to shareholders, a review of operations, the summary management discussion and analysis of financial condition and results of operations, and independent auditors' report.

E. LINN DRAPER, JR.
Chairman of the Board,
President and
Chief Executive Officer

                  YOUR VOTE IS VERY IMPORTANT. SHAREHOLDERS OF RECORD CAN VOTE IN ANY ONE OF THE FOLLOWING THREE WAYS:

                      - BY MAIL -- FILL IN, SIGN AND DATE YOUR ENCLOSED PROXY
                        CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                      - BY TELEPHONE -- CALL THE TOLL-FREE TELEPHONE NUMBER ON
                        YOUR PROXY CARD TO VOTE BY PHONE.

                      - VIA INTERNET -- VISIT THE WEB SITE ON YOUR PROXY CARD TO
                        VOTE VIA THE INTERNET.

                  IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER HOLDER OF RECORD, YOU WILL RECEIVE INSTRUCTIONS FROM THE HOLDER OF RECORD THAT YOU MUST FOLLOW IN ORDER FOR YOU TO VOTE YOUR SHARES.

                  If you plan to attend the meeting and are a shareholder of record, please mark the "Annual Meeting" box on your proxy card or follow the prompts when you vote if you are voting by telephone or Internet. An admission ticket is included with the proxy card for each shareholder of record. However, if your shares are not registered in your own name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm must provide you with evidence of your ownership on March 9 which will enable you to gain admittance to the meeting.

                  Sincerely,

                              [SIGNATURE]

NOTICE OF 1999 ANNUAL MEETING

March 11, 1999
Columbus, Ohio

    THE ANNUAL MEETING of shareholders of AMERICAN ELECTRIC POWER COMPANY, INC., a New York corporation, will be held in the Grand Ballroom of the Embassy Suites Hotel and Conference Center, 300 Court Street, Charleston, West Virginia, on Wednesday, April 28, 1999 at 9:30 o'clock in the morning, for the following purposes:

    1. To elect 10 directors to hold office until the next annual meeting and until their successors are duly elected;

    2. To approve the firm of Deloitte & Touche LLP as independent auditors for the year 1999; and

    3. To consider and act on such other matters as may properly come before the meeting.

    Only shareholders of record at the close of business on March 9, 1999 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          Susan Tomasky
                                          SECRETARY

PROXY STATEMENT

March 11, 1999

PROXY AND VOTING INFORMATION

THIS PROXY STATEMENT and the accompanying proxy card are to be mailed to shareholders, commencing on or about March 15, 1999, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 28, 1999 in Charleston, West Virginia.

    WHO CAN VOTE. Only the holders of shares of Common Stock at the close of business on March 9, 1999 are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 192,082,994 shares of AEP Common Stock, $6.50 par value, outstanding.

    HOW YOU CAN VOTE. Shareholders of record can give proxies by (i) mailing their signed proxy cards, (ii) calling a toll-free telephone number or (iii) using the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card.

    When proxies are returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders' directions. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their Plan accounts on March 9, 1999. Shareholders are urged to grant or withhold authority to vote for the nominees for directors listed on the proxy card and to specify their choice between approval or disapproval of, or abstention with respect to, the other matter by marking the appropriate box on the proxy card. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters.

    REVOCATION OF PROXIES. A shareholder giving a proxy may revoke it at any time before it is exercised at the meeting by giving notice of its revocation to the Company, by executing another proxy dated after the proxy to be revoked, or by attending the meeting and voting in person.

    HOW VOTES ARE COUNTED. Under New York law, abstentions and broker non-votes do not count in the determination of voting results and have no effect on the vote. The determination by the shareholders of approval of the auditors is based on votes "for" and "against" -- with abstentions and broker non-votes not counted as "against" votes but counted in the determination of a quorum. Unvoted shares are termed "non-votes" when a nominee holding shares for beneficial owners may not have received instructions from the beneficial owner and may not have exercised discretionary voting power on certain matters, but with respect to other matters may have voted pursuant to discretionary authority or beneficial owner instructions.

    YOUR VOTE IS CONFIDENTIAL. It is AEP's policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which identify shareholders, are held confidential, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator, who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted, (ii) in cases where shareholders write comments on their proxy cards, or (iii) in a contested proxy solicitation.

    MULTIPLE COPIES OF ANNUAL REPORT TO SHAREHOLDERS. Securities and Exchange Commission rules require that an annual report precede or accompany proxy material. More than one annual report need not be sent to the same address, if the recipient agrees. If more than one annual report is being sent to your address, at your request, mailing of the duplicate copy to the account you select will be discontinued. You may so indicate in the space provided on the proxy card or follow the prompts when you vote if you are a shareholder of record voting by telephone or Internet. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

PENDING CSW MERGER

ON DECEMBER 21, 1997, AEP and Central and South West Corporation ("CSW") entered into an Agreement and Plan of Merger pursuant to which CSW will be merged with and into a wholly-owned merger subsidiary of AEP. The Boards of Directors of AEP and CSW have approved the merger. At AEP's May 1998 annual meeting, the shareholders approved the issuance of AEP Common Stock to effect the merger and an increase in the number of AEP's authorized shares. CSW stockholders approved the merger at their May 1998 annual meeting.

    Assuming the receipt of all required regulatory approvals, we anticipate completion of the merger by the end of 1999.

    Pursuant to the merger agreement, at the effective time of the merger, AEP has agreed to increase the size of its Board of Directors to 15 members as follows:

    - The ten then current board members of AEP.

    - Mr. E. R. Brooks, chairman and chief executive officer of CSW.

    - Four additional outside directors of CSW to be nominated by AEP. The four additional outside directors have not been selected to date.

1. ELECTION OF DIRECTORS

TEN DIRECTORS are to be elected by a plurality of the votes cast at the meeting to hold office until the next annual meeting and until their successors have been elected. AEP's By-Laws provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of AEP's Board of Directors.

    On January 27, 1999, the Board of Directors adopted a resolution reducing the number of directors from 11 to 10, effective on the date of the annual meeting. Mr. Angus E. Peyton, a director, will be retiring from the Board and not standing for reelection.

    The 10 nominees named on pages 3-6 were selected by the Board of Directors on the recommendation of the Committee on Directors of the Board. The proxies named on the proxy card or their substitutes will vote for the Board's nominees, unless instructed otherwise. Shareholders may withhold authority to vote for any or all of such nominees on the proxy card. All of the Board's nominees were elected by the shareholders at the 1998 annual meeting. It is not expected that any of the nominees will be unable to stand for election or be unable to serve if elected. In the event that a vacancy in the slate of nominees should occur before the meeting, the proxies may be voted for another person nominated by the Board of Directors or the number of directors may be reduced accordingly.

    Shareholders have the right to vote cumulatively for the election of directors. This means that in the voting at the meeting each shareholder, or his proxy, may multiply the number of his shares by 10 -- the number of directors to be elected -- and then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among any two or more nominees as desired. The proxies designated by the Board of Directors will not cumulate the votes of the shares they represent.

    The following brief biographies of the nominees include their principal occupations, ages on the date of this statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP's Common Stock and stock-based units beneficially owned by each of them appears on page 18.

NOMINEES FOR DIRECTOR

                JOHN P. DESBARRES                Received an associate degree in
  [PHOTO]       INVESTOR/CONSULTANT,             electrical engineering from Worcester
                RANCHO PALOS VERDES, CALIFORNIA  Junior College in 1960 and completed the
                Age 59                           Harvard Business School Program for
                Director since 1997              Management Development in 1975 and the
                                                 Massachusetts Institute of Technology
                                                 Sloan School Senior Executive Program in
                                                 1984. Joined Sun Company (petroleum and
                                                 natural gas) in 1963, holding various
                                                 positions until 1979, when he was elected
                                                 president of Sun Pipe Line Company
                                                 (1979-1988) (crude oil products).
                                                 Chairman, president and chief executive
                                                 officer of Sante Fe Pacific Pipelines,
                                                 Inc. (1988- 1991) (petroleum products
                                                 pipeline). President and chief executive
                                                 officer (1991-1995) and chairman
                                                 (1992-1995) of Transco Energy Company
                                                 (natural gas). A director of Texas
                                                 Eastern Products Pipeline Company, which
                                                 is the general partner of TEPPCO
                                                 Partners, L.P.
------------------------------------------------------------------------------------------

                E. LINN DRAPER, JR.              Received his B.A. and B.S. (chemical
  [PHOTO]       CHAIRMAN, PRESIDENT AND CHIEF    engineering) degrees from Rice University
                EXECUTIVE OFFICER OF AEP AND     in 1964 and 1965, respectively, and Ph.D.
                AEP SERVICE CORPORATION;         (nuclear engineering) in 1970 from
                CHAIRMAN AND CHIEF EXECUTIVE     Cornell University. Joined Gulf States
                OFFICER OF ALL OTHER MAJOR       Utilities Company, an unaffiliated
                COMPANY SUBSIDIARIES             electric utility, in 1979. Chairman of
                Age 57                           the board, president and chief executive
                Director since 1992              officer of Gulf States (1987-1992).
                                                 Elected president of AEP and president
                                                 and chief operating officer of AEP
                                                 Service Corporation in March 1992 and
                                                 chairman of the board and chief executive
                                                 officer of AEP and all of its major
                                                 subsidiaries in April 1993. A director of
                                                 BCP Management, Inc., which is the
                                                 general partner of Borden Chemicals and
                                                 Plastics L.P., and CellNet Data Systems,
                                                 Inc.
------------------------------------------------------------------------------------------

                ROBERT M. DUNCAN                 Received his B.S. and J.D. from The Ohio
  [PHOTO]       DIRECTOR AND TRUSTEE,            State University in 1948 and 1952,
                COLUMBUS, OHIO                   respectively. After two years in the
                Age 71                           private practice of law, held a series of
                Director since 1985              governmental legal positions culminating
                                                 in service as a judge for the U.S.
                                                 District Court for the Southern District
                                                 of Ohio, a position held from 1974 to
                                                 1985. Private practice of law
                                                 (1985-1991). Vice president and general
                                                 counsel, The Ohio State University
                                                 (1992-1994). A trustee of Nationwide In-
                                                 vesting Foundation III, Nationwide
                                                 Separate Account Trust and Nationwide
                                                 Asset Allocation Trust.
------------------------------------------------------------------------------------------

                ROBERT W. FRI                    Holds a B.A. from Rice University and an
  [PHOTO]       DIRECTOR, NATIONAL               M.B.A. from Harvard Business School. As-
                MUSEUM OF NATURAL HISTORY        sociated with McKinsey & Company, Inc.,
                (SMITHSONIAN INSTITUTION),       management consulting firm, from 1963 to
                WASHINGTON, D.C.                 1971 and again from 1973 to 1975, being
                Age 63                           elected a principal in the firm in 1968.
                Director since 1995              From 1971 to 1973, served as first Deputy
                                                 Administrator of the Environmental
                                                 Protection Agency, becoming Acting
                                                 Administrator in 1973. Was first Deputy
                                                 and then Acting Administrator of the
                                                 Energy Research and Development
                                                 Administration from 1975 to 1977. From
                                                 1978 to 1986 was President of Energy
                                                 Transition Corporation. President and
                                                 director of Resources for the Future
                                                 (non-profit research organization) from
                                                 1986 to 1995 and became senior fellow
                                                 emeritus in 1996. Assumed his present
                                                 position with the National Museum of
                                                 Natural History in 1996. A director of
                                                 Hagler Bailly, Inc.
------------------------------------------------------------------------------------------

                LESTER A. HUDSON, JR.            Received a B.A. from Furman University in
  [PHOTO]       CHAIRMAN, H&E ASSOCIATES,        1961, an M.B.A. from the University of
                GREENVILLE, SOUTH CAROLINA       South Carolina in 1965 and Ph.D.
                Age 59                           (industrial management) from Clemson
                Director since 1987              University in 1997. Joined Dan River Inc.
                                                 (textile fabric manufacturer) in 1970 and
                                                 was elected president and chief operating
                                                 officer in 1981 and chief executive
                                                 officer in 1987. Resigned from Dan River
                                                 in 1990.  Joined WundaWeve Carpets, Inc.
                                                 (carpet manufacturer) as chairman,
                                                 president and chief executive officer in
                                                 1990. Chairman of WundaWeve in 1991. Vice
                                                 chairman of WundaWeve (1993-1995).
                                                 Chairman, H&E Associates (investment
                                                 firm) in 1995. A director of American
                                                 National Bankshares Inc. and Greenville
                                                 Hospital System Foundation. Professor,
                                                 Department of Management, Clemson
                                                 University.
------------------------------------------------------------------------------------------

                LEONARD J. KUJAWA                Received his B.B.A. in 1954 and M.B.A. in
  [PHOTO]       INTERNATIONAL                    1955 from the University of Michigan.
                ENERGY CONSULTANT,               Joined Arthur Andersen LLP (accounting
                ATLANTA, GEORGIA                 and consulting firm) in 1957 and became a
                Age 66                           partner in 1968, specializing in the
                Director since 1997              electric and telecommunications
                                                 industries. Worldwide Director Energy and
                                                 Telecommunications (1985- 1995). Retired
                                                 in 1995. International energy consultant
                                                 to his former firm and other global
                                                 companies. A director of
                                                 Schweitzer-Mauduit International, Inc.
------------------------------------------------------------------------------------------

                DONALD G. SMITH                  Joined Roanoke Electric Steel Corporation
  [PHOTO]       CHAIRMAN OF THE BOARD,           (steel manufacturer) in 1957. Held
                PRESIDENT, CHIEF EXECUTIVE       various positions with Roanoke Electric
                OFFICER AND TREASURER OF         Steel before being named president and
                ROANOKE ELECTRIC STEEL           treasurer in 1985, chief executive
                CORPORATION,                     officer in 1986 and chairman of the board
                ROANOKE, VIRGINIA                in 1989.
                Age 63
                Director since 1994
------------------------------------------------------------------------------------------

                LINDA GILLESPIE STUNTZ           Holds an A.B. from Wittenberg University
  [PHOTO]       PARTNER, STUNTZ, DAVIS &         (1976) and J.D. from Harvard Law School
                STAFFIER, P.C., ATTORNEYS,       (1979). Private practice of law
                WASHINGTON, D.C.                 (1979-1981). U.S. House of
                Age 44                           Representatives, Committee on Energy and
                Director since 1993              Commerce: Associate Minority Counsel,
                                                 Subcommittee on Fossil and Synthetic
                                                 Fuels (1981-1986) and Minority Counsel
                                                 and Staff Director (1986-1987). Private
                                                 practice of law (1987-1989). U.S. De-
                                                 partment of Energy (1989-1993): Acting
                                                 Deputy Secretary (January 1992-July 1992)
                                                 and Deputy Secretary (July 1992-January
                                                 1993). Returned to the private practice
                                                 of law in March 1993. A director of
                                                 Schlumberger Limited. Member, Advisory
                                                 Council, Electric Power Research
                                                 Institute.
------------------------------------------------------------------------------------------

                KATHRYN D. SULLIVAN              Received her B.S. from the University of
     [LOGO]     PRESIDENT AND CHIEF              California and Ph.D. from Dalhousie Uni-
                EXECUTIVE OFFICER,               versity. NASA space shuttle astronaut
                COSI COLUMBUS,                   (1978-1993). Chief Scientist at the
                COLUMBUS, OHIO                   National Oceanic and Atmospheric
                Age 47                           Administration (1993-1996). Became
                Director since 1997              president and chief executive officer of
                                                 COSI Columbus (science museum) in 1996.
                                                 U.S. Naval Reserve Officer.
------------------------------------------------------------------------------------------

                MORRIS TANENBAUM                 Graduated from The Johns Hopkins Univer-
  [PHOTO]       DIRECTOR AND TRUSTEE,            sity in 1949 with a B.A. in chemistry and
                SHORT HILLS, NEW JERSEY          received a Ph.D. in physical chemistry in
                Age 70                           1952 from Princeton University. Joined
                Director since 1989              Bell Telephone Laboratories in 1952 and
                                                 held various positions with AT&T
                                                 companies. Became vice chairman of the
                                                 board of AT&T in 1986 and chief financial
                                                 officer in 1988. Retired in 1991. A
                                                 director of Cabot Corporation. A trustee
                                                 of Massachusetts Institute of Technology,
                                                 associate trustee of Battelle Memorial
                                                 Institute, trustee emeritus of The Johns
                                                 Hopkins University, honorary trustee of
                                                 The Brookings Institution and a member of
                                                 the National Academy of Engineering.
------------------------------------------------------------------------------------------

    Dr. Draper is a director of Appalachian Power Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company and Ohio Power Company (all of which are subsidiaries of AEP with one or more classes of publicly held preferred stock or debt securities) and other subsidiaries of AEP. Dr. Draper is also a director of AEP Generating Company, a subsidiary of the Company.

FUNCTIONS OF THE BOARD OF DIRECTORS AND COMMITTEES

UNDER NEW YORK LAW, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 1998, the Board held eight regular and two special meetings. The Board has six standing committees, the functions of which are described in the following paragraphs.

    The AUDIT COMMITTEE oversees, and reports to the Board concerning, the general policies and practices of AEP and its subsidiaries with respect to accounting, financial reporting, and internal auditing and financial controls. It also maintains a direct exchange of information between the Board and AEP's independent accountants and reviews possible conflict of interest situations involving directors.

    Audit Committee members: Messrs. DesBarres, Duncan, Fri and Peyton and Drs. Hudson and Sullivan.

    Audit Committee meetings in 1998: four.

    The COMMITTEE ON DIRECTORS is responsible for:

1. Recommending the size of the Board within the boundaries imposed by the By-Laws.

2. Recommending selection criteria for nominees for election or appointment to the Board.

3. Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4. Recommending to the Board for its consideration one or more nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

    The Committee on Directors will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and addressed to the Secretary of the Company. By accepting a shareholder recommendation for consideration, the Committee on Directors does not undertake to adopt or take any other action concerning the recommendation, or to give the proponent its reasons for not doing so.

    Committee on Directors members: Messrs. Duncan, Fri and Kujawa, Dr. Hudson and Ms. Stuntz.

    Committee on Directors meetings in 1998: one.

    The CORPORATE PUBLIC POLICY COMMITTEE is responsible for examining AEP's policies on major public issues affecting the AEP System, including environmental, work force diversity, industry change and other matters, as well as established System policies which affect the relationship of AEP and its subsidiaries to their service areas and the general public; for reporting periodically and on request to the Board and providing recommendations to the Board on such policy matters; and for counseling AEP management on any such policy matters presented to the Committee for consideration and study.

    Corporate Public Policy Committee members: Messrs. DesBarres, Duncan, Fri, Kujawa, Peyton and Smith, Drs. Hudson, Sullivan and Tanenbaum and Ms. Stuntz.

    Corporate Public Policy Committee meetings in 1998: three.

    The EXECUTIVE COMMITTEE is empowered to exercise all the authority of the Board of Directors, subject to certain limitations prescribed in the By-Laws, during the intervals between meetings of the Board. Meetings of the Executive Committee are convened only in extraordinary circumstances.

    Executive Committee members: Drs. Draper and Tanenbaum and Mr. Peyton.

    Executive Committee meetings in 1998: none.

    The FINANCE COMMITTEE monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries including, among other things, reviewing and making such recommendations as it considers appropriate concerning the short and long-term financing plans and programs of AEP and its subsidiaries and the implementation of the same.

    Finance Committee members: Messrs. Kujawa, Peyton and Smith, Ms. Stuntz and Dr. Tanenbaum.

    Finance Committee meetings in 1998: six.

    The HUMAN RESOURCES COMMITTEE is responsible for:

1. Reviewing executive compensation policies and plans and, as appropriate, recommending changes to the Board.

2. Reviewing salaries and other compensation and benefits paid by AEP and its subsidiaries to Board members who are AEP officers or employees of any of its subsidiaries, and for recommending to the Board for approval the amount of salary and other compensation and benefits to be paid or accrued by AEP and/or any of its subsidiaries during the ensuing year to each such person.

3. Reviewing and approving compensation and benefits for the AEP Service Corporation officers who hold the position of Senior Vice President or higher office.

4. Evaluating AEP's hiring, development, promotional and succession planning practices for those management positions described in (2) and (3) above and recommending changes as appropriate.

    Human Resources Committee members: Messrs. DesBarres and Smith and Drs. Hudson and Tanenbaum.

    Human Resources Committee meetings in 1998: four.

    During 1998, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees on which he or she served.

DIRECTORS COMPENSATION AND STOCK OWNERSHIP GUIDELINES

    ANNUAL RETAINERS AND MEETING FEES. Directors who are officers of AEP or employees of any of its subsidiaries do not receive any compensation, other than their regular salaries and the accident insurance coverage described below, for attending meetings of AEP's Board of Directors. The other members of the Board receive an annual retainer of $23,000 for their services, an additional annual retainer of $3,000 for each Committee that they chair, a fee of $1,000 for each meeting of the Board and of any Committee that they attend (except a meeting of the Executive Committee held on the same day as a Board meeting), and a fee of $1,000 per day for any inspection trip or conference (except a trip or conference on the same day as a Board or Committee meeting).

    DEFERRED COMPENSATION AND STOCK PLAN. The Deferred Compensation and Stock Plan for Non-Employee Directors permits non-employee directors to choose to receive up to 100 percent of their annual Board retainer in shares of AEP Common Stock and/or units that are equivalent in value to shares of Common Stock ("Stock Units"), deferring receipt by the non-employee director until termination of service or for a period that results in payment commencing not later than five years thereafter. AEP Common Stock is distributed and/or Stock Units are credited to directors, as the case may be, when the retainer is payable, and are based on the closing price of the Common Stock on the payment date. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Payment of Stock Units to a director from deferrals of the retainer and dividend credits is made in cash or AEP Common Stock, or a combination of both, as elected by the director.

    STOCK UNIT ACCUMULATION PLAN. The Stock Unit Accumulation Plan for Non-Employee Directors awards 300 Stock Units to each non-employee director as of the first day of the month in which the non-employee director becomes a member of the Board, and annually thereafter, up to a maximum of 3,000 Stock Units for each non-employee director. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Stock Units credited to a non-employee director's account as a result of the annual awards and dividend credits are forfeitable on a pro rata basis for each full month that service as a director is less than 60 months. Stock Units are paid to the director in cash upon termination of service unless the director has elected to defer payment for a period that results in payment commencing not later than five years thereafter.

    INSURANCE. AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director (three-year premium was $15,750). The current policy will expire on September 1, 2000, and AEP expects to renew the coverage. In addition, AEP pays each director (excluding officers of AEP or employees of any of its subsidiaries) an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage (approximately $350 annually).

    STOCK OWNERSHIP GUIDELINES. AEP's Board of Directors considers stock ownership in AEP by management to be of great importance. Such ownership enhances management's commitment to the future of AEP and further aligns management's interests with those of AEP's shareholders. In keeping with this philosophy, the Board has adopted minimum stock ownership guidelines for non-employee directors. The target for each non-employee director is 2,000 shares of AEP Common Stock and/or Stock Units, with such ownership to be acquired by December 31, 2000 for directors in office on January 1, 1997, and by the end of the fifth year of service for directors joining the Board after this time. For further information as to the guidelines for AEP's executive officers, see the BOARD HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION below under the caption STOCK OWNERSHIP GUIDELINES.

INSURANCE

THE DIRECTORS and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The American Electric Power System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance is provided by Associated Electric & Gas Insurance Services, CNA, Energy Insurance Mutual, The Federal Insurance Company and Great American Insurance Company, effective January 1, 1999 through December 31, 1999, and pays up to an aggregate amount of $195,000,000 on any one claim and in any one policy year. The total annual premium for the five policies is $1,318,684.

    Fiduciary liability insurance provides coverage for AEP System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. This coverage, provided by The Federal Insurance Company, Zurich Insurance Company and Executive Risk Indemnity, Inc., was renewed, effective July 1, 1997 through June 30, 2000, for a premium of $402,658. It provides $100,000,000 of aggregate coverage with a $500,000 deductible for each loss.

2. APPROVAL OF AUDITORS

ON THE RECOMMENDATION of the Audit Committee, the Board of Directors has appointed the accounting firm of Deloitte & Touche LLP as independent auditors of AEP for the year 1999, subject to approval by the shareholders at the annual meeting. Deloitte & Touche LLP is considered to be the firm best qualified to perform this important function because of its ability and the familiarity of its personnel with AEP's affairs. It and predecessor firms have been AEP's auditors since 1911.

    Fees billed by Deloitte & Touche LLP for auditing and other professional services rendered to AEP and its subsidiaries during 1998 were $6,306,000.

    Representatives of Deloitte & Touche LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to answer appropriate questions.

    VOTE REQUIRED. Approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or by proxy at the meeting.

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 1999.

OTHER BUSINESS

THE BOARD OF DIRECTORS does not intend to present to the meeting any business other than the election of directors and the approval of auditors.

    If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the enclosed card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

EXECUTIVE COMPENSATION

THE FOLLOWING TABLE shows for 1998, 1997 and 1996 the compensation earned by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the Securities and Exchange Commission) of AEP at December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                     ANNUAL       ------------------------
                                                  COMPENSATION
                                                ----------------          PAYOUTS              ALL OTHER
                                                SALARY    BONUS   ------------------------   COMPENSATION
      NAME AND PRINCIPAL POSITION         YEAR    ($)    ($)(1)      LTIP PAYOUTS($)(1)         ($)(2)
----------------------------------------  ----  -------  -------  ------------------------   -------------
E. LINN DRAPER, JR. -- Chairman of the    1998  780,000  194,376              345,906            104,941
 board, president and chief executive     1997  720,000  327,744              951,132             31,620
 officer of the Company and the Service   1996  720,000  281,664              675,903             31,990
 Corporation; chairman and chief
 executive officer of other subsidiaries
WILLIAM J. LHOTA -- Executive vice        1998  380,000   82,859              134,266             56,493
 president and director of the Service    1997  355,000  141,396              364,436             20,570
 Corporation; president, chief operating  1996  320,000  125,184              263,114             19,690
 officer and director of other
 subsidiaries
DONALD M. CLEMENTS, JR. -- Executive      1998  350,000   76,317               60,047             39,040
 vice president -- corporate development
 and director of the Service
 Corporation; president and director of
 AEP Resources, Inc.(3)
JAMES J. MARKOWSKY -- Executive vice      1998  350,000   76,317              127,115             51,859
 president -- power generation and        1997  325,000  129,447              338,382             18,020
 director of the Service Corporation;     1996  303,000  118,534              254,535             19,480
 vice president and director of other
 subsidiaries
JOSEPH H. VIPPERMAN -- Executive vice     1998  310,000   67,595               82,859             58,435
 president -- corporate services and
 director of the Service Corporation;
 vice president and director of other
 subsidiaries (3)

-------------
(1) Amounts in the BONUS column reflect awards under the Senior Officer Annual Incentive Compensation Plan (and predecessor Management Incentive Compensation Plan). Payments are made in March of the succeeding fiscal year for performance in the year indicated. Amounts for 1998 are estimates but should not change significantly.

    Amounts in the LONG-TERM COMPENSATION column reflect performance share unit targets earned under the Performance Share Incentive Plan for three-year performance periods.

    See below under LONG-TERM INCENTIVE PLANS -- AWARDS IN 1998 and pages 15 and 16 for additional information.

(2) Amounts in the ALL OTHER COMPENSATION column include (i) AEP's matching contributions under the AEP Employees Savings Plan and the AEP Supplemental Savings Plan, a non-qualified plan designed to supplement the AEP Savings Plan, and (ii) subsidiary companies director fees. For 1998, the amounts also include split-dollar insurance. Split-dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by AEP. Cumulative net life insurance premiums paid are recovered by AEP at the later of retirement or 15 years. Detail of the 1998 amounts in the ALL OTHER COMPENSATION column is shown below.

                  ITEM                    DR. DRAPER    MR. LHOTA   MR. CLEMENTS    DR. MARKOWSKY    MR. VIPPERMAN
----------------------------------------  -----------  -----------  -------------  ---------------  ---------------
Savings Plan Matching Contributions.....   $   3,200    $   4,800    $     3,469     $     4,800      $     4,800
Supplemental Savings Plan Matching
  Contributions.........................      20,200        6,600          7,031           5,700            4,500
Split-Dollar Insurance..................      71,621       35,173         28,340          31,439           43,135
Subsidiaries Directors Fees.............       9,920        9,920            200           9,920            6,000
                                          -----------  -----------  -------------  ---------------  ---------------
Total ALL OTHER COMPENSATION............   $ 104,941    $  56,493    $    39,040     $    51,859      $    58,435
                                          -----------  -----------  -------------  ---------------  ---------------
                                          -----------  -----------  -------------  ---------------  ---------------

(3) No 1996 or 1997 compensation information is reported for Messrs. Clements and Vipperman because they were not executive officers in these years.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1998

    Each of the awards set forth below establishes performance share unit targets, which represent units equivalent to shares of Common Stock, pursuant to the Company's Performance Share Incentive Plan. Since it is not possible to predict future dividends and the price of AEP Common Stock, credits of performance share units in amounts equal to the dividends that would have been paid if the performance share unit targets were established in the form of shares of Common Stock are not included in the table.

    The ability to earn performance share unit targets is tied to achieving specified levels of total shareholder return ("TSR") relative to the S&P Electric Utility Index. Notwithstanding AEP's TSR ranking, no performance share unit targets are earned unless AEP shareholders realize a positive TSR over the relevant three-year performance period. The Human Resources Committee may, at its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 25%, 100% and 200%, respectively, of the performance share unit targets. No payment will be made for performance below the threshold.

    Payments of earned awards are deferred in the form of restricted stock units (equivalent to shares of AEP Common Stock) until the officer has met the equivalent stock ownership target discussed in the Human Resources Committee Report. Once officers meet and maintain their respective targets, they may elect either to continue to defer or to receive further earned awards in cash and/or Common Stock.

                                                          ESTIMATED FUTURE PAYOUTS OF
                                                         PERFORMANCE SHARE UNITS UNDER
                                         PERFORMANCE      NON-STOCK PRICE-BASED PLAN
                            NUMBER OF    PERIOD UNTIL  ---------------------------------
                           PERFORMANCE    MATURATION   THRESHOLD    TARGET     MAXIMUM
          NAME             SHARE UNITS    OR PAYOUT       (#)         (#)        (#)
------------------------  -------------  ------------  ----------  ---------  ----------
E. L. Draper, Jr.               7,730     1998-2000         1,932      7,730      15,460
W. J. Lhota                     2,636     1998-2000           659      2,636       5,272
D. M. Clements, Jr.             2,428     1998-2000           607      2,428       4,856
J. J. Markowsky                 2,428     1998-2000           607      2,428       4,856
J. H. Vipperman                 2,150     1998-2000           537      2,150       4,300

                              RETIREMENT BENEFITS

    The American Electric Power System Retirement Plan provides pensions for all employees of AEP System companies (except for employees covered by certain collective bargaining agreements), including the executive officers of AEP. The Retirement Plan is a noncontributory defined benefit plan.

    The following table shows the approximate annual annuities under the Retirement Plan that would be payable to employees in certain higher salary classifications, assuming retirement at age 65 after various periods of service.

                               PENSION PLAN TABLE

                                          YEARS OF ACCREDITED SERVICE
HIGHEST AVERAGE   ----------------------------------------------------------------------------
ANNUAL EARNINGS       15           20           25           30           35           40
----------------  -----------  -----------  -----------  -----------  -----------  -----------
 $      300,000   $    69,525  $    92,700  $   115,875  $   139,050  $   162,225  $   182,175
        400,000        93,525      124,700      155,875      187,050      218,225      244,825
        500,000       117,525      156,700      195,875      235,050      274,225      307,475
        700,000       165,525      220,700      275,875      331,050      386,225      432,775
        900,000       213,525      284,700      355,875      427,050      498,225      558,075
      1,200,000       285,525      380,700      475,875      571,050      666,225      746,025

    The amounts shown in the table are the straight life annuities payable under the Retirement Plan without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year in the case of retirement between ages 55 and 62. If an employee retires after age 62, there is no reduction in the retirement annuity.

    AEP maintains a supplemental retirement plan which provides for the payment of benefits that are not payable under the Retirement Plan due primarily to limitations imposed by Federal tax law on benefits paid by qualified plans. The table includes supplemental retirement benefits.

    Compensation upon which retirement benefits are based, for the executive officers named in the Summary Compensation Table above, consists of the average of the 36 consecutive months of the officer's highest aggregate salary and Senior Officer Annual Incentive Compensation Plan (and predecessor Management Incentive Compensation Plan) awards, shown in the SALARY and BONUS columns, respectively, of the Summary Compensation Table, out of the officer's most recent 10 years of service. As of December 31, 1998, the number of full years of service applicable for retirement benefit calculation purposes for such officers were as follows: Dr. Draper, six years; Mr. Lhota, 34 years; Mr. Clements, four years; Dr. Markowsky, 27 years; and Mr. Vipperman, 35 years.

    Dr. Draper and Mr. Clements have agreements with AEP which provide them with supplemental retirement annuities that credit Dr. Draper with 24 years of service and Mr. Clements with 15 years of service in addition to their years of service with AEP. Their supplemental retirement benefits are reduced by their actual pension entitlement under the Retirement Plan and any pension entitlement from the Gulf States Utilities Company Trusteed Retirement Plan, a plan sponsored by their prior employer.

    Ten AEP System employees (including Messrs. Lhota and Vipperman and Dr. Markowsky) whose pensions may be adversely affected by amendments to the Retirement Plan made as a result of the Tax Reform Act of 1986 are eligible for certain supplemental retirement benefits. Such payments, if any, will be equal to any reduction occurring because of such amendments. Assuming retirement in 1999 of the executive officers named in the Summary Compensation Table, none of them would receive any supplemental benefits.

    AEP made available a voluntary deferred-compensation program in 1982 and 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to defer up to 10% or 15% annually (depending on the terms of the program offered), over a four-year period, of his or her salary, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. The following table sets forth, for the executive officers named in the Summary Compensation Table, the amounts of annual deferrals and, assuming retirement at age 65, annual supplemental retirement payments under the 1982 and 1986 programs.

                                                      1982 PROGRAM                         1986 PROGRAM
                                           ----------------------------------   ----------------------------------
                                                             ANNUAL AMOUNT OF                     ANNUAL AMOUNT OF
                                               ANNUAL          SUPPLEMENTAL         ANNUAL          SUPPLEMENTAL
                                               AMOUNT           RETIREMENT          AMOUNT           RETIREMENT
                                              DEFERRED           PAYMENT           DEFERRED           PAYMENT
NAME                                       (4-YEAR PERIOD)   (15-YEAR PERIOD)   (4-YEAR PERIOD)   (15-YEAR PERIOD)
-----------------------------------------  ---------------   ----------------   ---------------   ----------------
J. H. Vipperman..........................      $11,000            $90,750           $10,000            $67,500

                                 SEVERANCE PLAN

    In connection with the proposed merger with Central and South West Corporation, AEP's Board of Directors adopted a severance plan on February 24, 1999, effective March 1, 1999, that includes Dr. Markowsky and Messrs. Lhota, Clements and Vipperman. The severance plan provides for payments and other benefits if, within two years after the merger is completed, the officer's employment is terminated by AEP without "cause" or by the officer because of a detrimental change in responsibilities or a reduction in salary or benefits. Under the severance plan, the officer will receive:

    - A lump sum payment equal to three times the officer's annual base salary plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan.

    - Maintenance for a period of three additional years of all medical and dental insurance benefits substantially similar to those benefits to which the officer was entitled immediately prior to termination, reduced to the extent comparable benefits are otherwise received.

    - Outplacement services not to exceed a cost of $30,000 or use of an office and secretarial services for up to one year.

    AEP's obligation for the payments and benefits under the severance plan is subject to the waiver by the officer of any other severance benefits that may be provided by AEP. In addition, the officer agrees to refrain from the disclosure of confidential information relating to AEP.

                     BOARD HUMAN RESOURCES COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Human Resources Committee of the Board of Directors regularly reviews executive compensation policies and practices and evaluates the performance of management in the context of the Company's performance. None of the members of the Committee is or has been an officer or employee of any AEP System company or receives remuneration from any AEP System company in any capacity other than as a director. See page 8.

    The Human Resources Committee recognizes that the executive officers are charged with managing a $19 billion, multi-state electric utility with international investments during challenging times and with addressing many difficult and complex issues.

    AEP's executive compensation program is designed to maximize shareholder value, to support the implementation of the Company's business strategy and to improve both corporate and personal performance. The Committee's compensation policies supporting this program are:

    - Pay for performance, motivating both short- and long-term performance. Compensation for short- and long-term performance focuses on meeting specified corporate performance goals and the long-term interests of shareholders, respectively.

    - Require a significant amount of compensation for senior executives to be "at risk", variable incentive compensation versus fixed or base pay -- with much of this risk similar to the risk experienced by other AEP shareholders.

    - Enhance the Company's ability to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced executives through compensation opportunities.

    - Target compensation levels at rates that are reflective of current market practices to maintain a stable, successful management team.

    In carrying out its responsibilities, the Committee utilizes independent compensation consultants to obtain information and recommendations relating to changing industry compensation practices and programs.

    The Committee also considers management's responses to the impact of increased competition and other significant changes in the rapidly evolving electric utility industry. It is the Committee's opinion that, in this ever-changing environment, Dr. Draper and the senior management team continue to develop and implement strategies effectively to position the Company for the future. This includes the Company's development of unregulated business activities, proposals and actions taken in connection with the industry's transition to competition, establishment of a national energy trading organization and the merger agreement with Central and South West Corporation. Two specific significant 1998 initiatives were the acquisition of CitiPower, an Australian electricity distribution and retail sales company, and the acquisition of midstream natural gas assets in Louisiana and Texas. The success of these efforts and their benefits to the Company cannot be precisely measured in advance, but the Committee believes they are vital to the Company's long-term success.

    STOCK OWNERSHIP GUIDELINES. The Board of Directors, upon the Committee's recommendation, underscored the importance of aligning executive and shareholder interests by adopting in December 1994 stock ownership guidelines for senior management participants in the Performance Share Incentive Plan. The Committee and senior management believe that linking a significant portion of an executive's current and potential future net worth to the Company's success, as reflected in the stock price and dividends paid, gives the executive a stake similar to that of the Company's owners and further encourages long-term management for the benefit of those owners.

    Under the guidelines, the target ownership of AEP Common Stock is directly related to the officer's corporate position with the greatest ownership target for the chief executive officer. The targets for the CEO and the other four officers named in the Summary Compensation Table are 45,000 shares and 15,000 shares, respectively. Each officer is expected to achieve the ownership target within a five year period. Common Stock equivalents earned through the Senior Officer Annual Incentive Compensation Plan and Performance Share Incentive Plan, described below, are included in determining compliance with the ownership targets. As of January 1, 1999, Dr. Draper has met his ownership requirement and all of the other officers named in the Summary Compensation Table have either met, or are on target to meet, their respective targets within the specified time period. See the table on page 18 for actual ownership amounts.

COMPONENTS OF EXECUTIVE COMPENSATION

    BASE SALARY. When reviewing base salaries, the Committee considers pay practices used by other electric utilities and industry in general. In addition, the Committee considers the respective positions held by the executive officers, their levels of responsibility, performance and experience, and the relationship of their base salaries to the base salaries of other AEP managers and employees.

    For compensation comparison purposes, the Human Resources Committee uses the electric utility companies in the S&P Electric Utility Index, which is the peer group used in the Comparison of Five Year Cumulative Total Return graph in this proxy statement. In recognition of AEP's relatively large size and operational complexity, executive officer base salary levels are targeted to the second highest quartile (between the 50th and 75th percentiles) of the range of compensation paid by the other electric utilities in this compensation peer group. Base salary levels in 1998 for the CEO and next four most highly compensated executive officers of AEP named in the Summary Compensation Table were within this second highest quartile. In establishing base salary levels against that range, the Human Resources Committee considers the competitiveness of AEP's entire compensation package.

    Base salaries are adjusted, as appropriate, and reviewed annually to reflect individual and corporate performance and consistency with compensation changes within the Company and the compensation peer group of other electric utilities.

    The Committee meets without the presence of Dr. Draper, chairman, president and chief executive officer, to evaluate his performance and compensation and reports on that evaluation to all outside directors of the Board. After full discussion, these directors then act on the Committee's recommendation.

    ANNUAL INCENTIVE. The primary purpose of annual incentive compensation is to motivate senior managers, through short-term (one-year) incentives and rewards, to maximize shareholder value by maximizing the Company's financial performance.

    The Senior Officer Annual Incentive Compensation Plan ("SOIP") provides a variable, performance-based portion of the executive officers' total compensation and this compensation is set forth in the BONUS column of the Summary Compensation Table. SOIP participants are assigned an annual target award expressed as a percentage of annual salary. For 1998, the target awards for Dr. Draper and the other executive officers named in the compensation table were 40% and 35%, respectively. Actual awards can vary from 0-150% of the target award -- based on performance.

    For 1998, SOIP awards were based on the following preestablished performance criteria, each weighted at 25%:

    - Total investor return, which reflects stock price and dividends paid, measured relative to the performance of utilities in the S&P Electric Utility Index.

    - Return on stockholder equity, measured relative to the performance of utilities in the S&P Electric Utility Index and on absolute performance.

    - Average price of power sold to AEP's retail customers compared with other utilities in the states which AEP serves.

    - Safety.

    For 1998, AEP performance merited an award of 62.3%. This percentage is an estimate but should not change significantly.

    To more closely align the financial interests of the executive officers with the Company's shareholders, SOIP participants may elect to defer their awards, with the deferrals treated as if invested in Common Stock of the Company, although no stock is actually purchased. Dividend equivalents are credited during the deferral period.

    LONG-TERM INCENTIVE. The primary purpose of longer-term, equity-based, incentive compensation is to motivate senior managers to maximize shareholder value by linking a portion of their compensation directly to shareholder return.

    The Performance Share Incentive Plan ("PSIP") annually establishes performance share unit targets which are earned based on AEP's subsequent three-year total shareholder returns measured relative to the S&P peer utilities. In 1998, the Committee established targets for Dr. Draper and the other executive officers named in the Summary Compensation Table equivalent to 50% and 35%, respectively, of their then base salaries. The target number of performance share units has been determined after an evaluation of long-term incentive opportunities provided by the S&P peer utilities, again targeting the second highest quartile of competitive practice. However, the awards which will ultimately be paid to participants under the PSIP for a performance period are not determinable in advance and can range from 0-200% of the target.

    The PSIP ended a three-year performance period at year end 1998. AEP's total shareholder return for 1996-1998 ranked fourteenth relative to the S&P peer utilities and, as a result, 85% of the performance share unit targets originally established (and dividend credits) were earned. The associated awards are listed in the Summary Compensation Table.

    Similar to the SOIP awards which are deferred, payments of earned awards under the

PSIP are also deferred in the form of restricted stock units (equivalent to shares of AEP Common Stock). Such PSIP deferrals continue until termination of employment or, if so elected by the recipient, with payments commencing not later than five years thereafter. Once the officers meet and maintain their respective equivalent stock ownership targets discussed above, they may then elect either to continue to defer or to receive further earned PSIP awards in cash and/ or Common Stock. When awards are deferred, dividend equivalents are credited as though reinvested in additional restricted stock units. The PSIP is further described on page 11.

TAX POLICY

    The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which provides a limit on the deductibility of compensation in excess of $1,000,000 paid in any year to the Company's chief executive officer or any of its four other most highly compensated executive officers. It is the Committee's policy, consistent with sound executive compensation principles and the needs of the Company, to qualify compensation for deductibility where practicable.

    Award payments under the PSIP have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder-approved performance-driven plan.

    Award payments under the SOIP are not eligible for the performance-based exemption and the deduction limit does apply to such awards. Since Dr. Draper has deferred his 1998 SOIP award to dates past his retirement from the Company (providing an exemption from the deduction limit), the Committee has not deemed it necessary at this time to qualify compensation paid pursuant to the SOIP for deductibility under Section 162(m). The Committee may decide to do so in the future.

    No named officer in the Summary Compensation Table had taxable compensation for 1998 in excess of the deduction limit. The Committee intends to continue to evaluate the impact of this Code restriction.

              HUMAN RESOURCES
              COMMITTEE MEMBERS
              Morris Tanenbaum, Chairman
              John P. DesBarres
              Lester A. Hudson, Jr.
              Donald G. Smith

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AEP, S&P 500 INDEX & S&P ELECTRIC UTILITY INDEX**

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              AEP      S&P 500     S&P ELECTRIC UTILITY
1993             100        100                        100
1994            95.4     101.32                      86.98
1995           125.9      139.4                     113.93
1996          135.32      171.4                     113.89
1997          179.59     228.58                     144.18
1998          172.23      294.3                     167.88

Assumes $100 Invested on January 1, 1994 in AEP Common Stock, S&P 500 Index and S&P Electric Utility Index

*  Total Return Assumes Reinvestment of Dividends

** Fiscal Year Ending December 31

    The total return performance shown on the graph above is not necessarily indicative of future performance.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

THE FOLLOWING TABLE sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 1999 for all directors as of the date of this proxy statement, all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

                                                                                              STOCK
NAME                                                                        SHARES          UNITS(a)     TOTAL
----------------------------------------------------------------------  ------------------  ---------  ---------
D. M. Clements, Jr....................................................       1,134(b)          11,418     12,552
J. P. DesBarres.......................................................       5,000(c)             640      5,640
E. L. Draper, Jr......................................................       7,934(b)(c)       77,612     85,546
R. M. Duncan..........................................................       2,200              3,334      5,534
R. W. Fri.............................................................       1,000              1,290      2,290
L. A. Hudson, Jr......................................................       1,853(d)           3,334      5,187
L. J. Kujawa..........................................................         900              1,539      2,439
W. J. Lhota...........................................................      16,042(b)(c)(e)    14,902     30,944
J. J. Markowsky.......................................................       3,942(b)(d)       13,062     17,004
A. E. Peyton..........................................................       4,960(f)           4,224      9,184
D. G. Smith...........................................................       2,000              1,632      3,632
L. G. Stuntz..........................................................       1,500(c)           2,428      3,928
K. D. Sullivan........................................................          --                865        865
M. Tanenbaum..........................................................       1,509              3,291      4,800
J. H. Vipperman.......................................................      10,734(b)(c)(e)     4,718     15,452
All directors and executive officers as a group
 (16 persons).........................................................     145,939(e)(g)      144,289    290,228

------------

(a) This column includes amounts deferred in stock units and held under AEP's various director and officer benefit plans. Certain of these stock units are subject to forfeiture based on service as a director.

(b) Includes the following numbers of share equivalents held in the AEP Employees Savings Plan over which such persons have sole voting power, but the investment/disposition power is subject to the terms of the Savings
    Plan: Mr. Clements, 1,134: Dr. Draper, 3,033; Mr. Lhota, 13,862; Dr. Markowsky, 3,888; Mr. Vipperman, 10,002; and all executive officers, 36,063.

(c) Includes the following numbers of shares held in joint tenancy with a family member: Mr. DesBarres, 5,000; Dr. Draper, 4,901; Mr. Lhota, 2,180; Ms. Stuntz, 300; and Mr. Vipperman, 67.

(d) Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Dr. Hudson, 750; and Dr. Markowsky, 20.

(e) Does not include, for Messrs. Lhota and Vipperman, 85,231 shares in the American Electric Power System Educational Trust Fund over which Messrs. Lhota and Vipperman share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.

(f) Includes 1,500 shares over which Mr. Peyton shares voting and investment power which are held by trusts of which he is a trustee, but he disclaims beneficial ownership of 1,000 of such shares.

(g) Represents less than 1% of the total number of shares outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) of the Securities Exchange Act of 1934 requires AEP's executive officers and directors to file initial reports of ownership and reports of changes in ownership of Common Stock of AEP with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish AEP with copies of all reports they file. Based solely on a review of the copies of such reports furnished to AEP and written representations from AEP's executive officers and directors during the fiscal year ended December 31, 1998, AEP notes that Leonard J. Kujawa, a director, did not timely report three acquisitions of 200 shares each of AEP Common Stock that occurred in April, July and August 1998, although he reported them thereafter.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

SET FORTH BELOW is the only person or group known to AEP as of December 31, 1998, with beneficial ownership of five percent or more of AEP Common Stock.

                                   AEP SHARES
                           --------------------------
                             AMOUNT OF
NAME, ADDRESS OF            BENEFICIAL    PERCENT OF
  BENEFICIAL OWNER           OWNERSHIP       CLASS
-------------------------  -------------  -----------

Sanford C................     18,036,071(a)      9.4 %
Bernstein & Co., Inc.
767 Fifth Avenue
New York, NY 10153

------------

(a) Based on the Schedule 13G filed with the SEC, Sanford C. Bernstein & Co., Inc. reported that it has sole voting power for 10,646,428 shares, shared voting power for 1,833,458 shares, and sole dispositive power for 18,036,071 shares.

SHAREHOLDER PROPOSALS

TO BE INCLUDED in AEP's proxy statement and form of proxy for the 2000 annual meeting of shareholders, any proposal which a shareholder intends to present at such meeting must be received by AEP at its office at 1 Riverside Plaza, Columbus, Ohio 43215 by November 12, 1999.

    For any proposal intended to be presented by a shareholder without inclusion in AEP's proxy statement and form of proxy for the 2000 annual meeting, the proxies named in AEP's form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless AEP receives notice of the matter by February 1, 2000. However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by Securities and Exchange Commission regulations.

SOLICITATION EXPENSES

THE COSTS of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail, but some telephone, telegraph or personal solicitations of holders of AEP Common Stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no compensation, other than their regular salaries, for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange.

--------------------------------------------------------------------------------

         [LOGO]
1 Riverside Plaza
Columbus, OH 43215-2373

                             [PRINTED WITH SOY INK]

                          [PRINTED ON RECYCLED PAPER]

                                                             APPENDIX A TO THE
                                                             PROXY STATEMENT

AMERICAN ELECTRIC POWER




1998 ANNUAL REPORT





AUDITED FINANCIAL STATEMENTS AND
MANAGEMENT'S DISCUSSION AND ANALYSIS





                                                 [LOGO]

                                                     AMERICAN ELECTRIC POWER
                                                     1 RIVERSIDE PLAZA
                                                     COLUMBUS, OHIO 43215-2373


CONTENTS
-------------------------------------------------------------------------------

Selected Consolidated Financial Data ........................................2

Management's Discussion and Analysis of
  Results of Operations and Financial Condition.........................3 - 24

Consolidated Statements of Income and
  Consolidated Statements of Retained Earnings..............................25

Consolidated Balance Sheets............................................26 - 27

Consolidated Statements of Cash Flows.......................................28

Notes to Consolidated Financial Statements.............................29 - 57

Schedule of Consolidated Cumulative
  Preferred Stocks of Subsidiaries..........................................58

Schedule of Consolidated Long-term Debt of Subsidiaries.....................59

Management's Responsibility.................................................60

Independent Auditors' Report................................................61


AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SELECTED CONSOLIDATED FINANCIAL DATA


Year Ended December 31,                1998         1997        1996        1995       1994
---------------------------------------------------------------------------------------------
INCOME STATEMENTS DATA (in millions):

Operating Revenues                    $6,346       $5,880      $5,849      $5,670     $5,505
Operating Income                         957          984       1,008         965        932
Income Before Extraordinary Item         536          620         587         530        500
Extraordinary Loss -

 UK Windfall Tax                        -             109        -           -          -
Net Income                               536          511         587         530        500



December 31,                           1998         1997        1996        1995       1994
---------------------------------------------------------------------------------------------

BALANCE SHEETS DATA (in millions):

Electric Utility Plant               $20,146      $19,597     $18,970     $18,496    $18,175
Accumulated Depreciation
  and Amortization                     8,416        7,964       7,550       7,111      6,827
                                     -------      -------     -------     -------    -------
       Net Electric
         Utility Plant               $11,730      $11,633     $11,420     $11,385    $11,348
                                     -------      -------     -------     -------    -------
                                     -------      -------     -------     -------    -------
Total Assets                         $19,483      $16,615     $15,883     $15,900    $15,736

Common Shareholders' Equity            4,842        4,677       4,545       4,340      4,229

Cumulative Preferred Stocks
  of Subsidiaries:

  Not Subject to Mandatory Redemption     46           47          90         148        233

  Subject to Mandatory Redemption*       128          128         510         523        590

Long-term Debt*                        7,006        5,424       4,884       5,057      4,980

Obligations Under Capital Leases*        533          538         414         405        400


*Including portion due within one year


Year Ended December 31,                1998         1997        1996        1995       1994
---------------------------------------------------------------------------------------------

COMMON STOCK DATA:
Earnings per Common Share:

  Before Extraordinary Item            $2.81       $ 3.28       $3.14       $2.85      $2.71

  Extraordinary Loss - UK Windfall Tax   -          (0.58)        -           -          -
                                     -------      -------     -------     -------    -------
  Net Income                           $2.81       $ 2.70       $3.14       $2.85      $2.71
                                     -------      -------     -------     -------    -------
                                     -------      -------     -------     -------    -------
Average Number of Shares

  Outstanding (in thousands)         190,774      189,039     187,321     185,847    184,666

Market Price Range: High            $53-5/16      $    52     $44-3/4     $40-5/8    $37-3/8

                    Low              42-1/16       39-1/8      38-5/8      31-1/4     27-1/4

Year-end Market Price                47-1/16       51-5/8      41-1/8      40-1/2     32-7/8

Cash Dividends Paid                    $2.40        $2.40       $2.40       $2.40      $2.40
Dividend Payout Ratio                  85.4%        88.7%(a)    76.5%       84.1%      88.6%
Book Value per Share                  $25.24       $24.62      $24.15      $23.25     $22.83


(a) Dividend Payout Ratio before Extraordinary Loss - UK Windfall Tax is
73.1%.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION

    This discussion includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect assumptions, and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from forward looking statements are: electric load and customer growth; abnormal weather conditions; available sources and costs of fuels; availability of generating capacity; the impact of the proposed merger with Central and South West Corporation (CSW) including any regulatory conditions imposed on the merger or the inability to consummate the merger with CSW; the speed and degree to which competition is introduced to our power generation business, the structure and timing of a competitive market and its impact on energy prices or fixed rates; the ability to recover stranded costs in connection with possible deregulation of generation; new legislation and government regulations; the ability of the Company to successfully control its costs; the success of new business ventures; international developments affecting our foreign investments; the economic climate and growth in our service territory; unforeseen events affecting the Company's nuclear plant which is on an extended safety related shutdown; problems or failures related to Year 2000 readiness of computer software and hardware; inflationary trends; electricity and gas market prices; interest rates and other risks and unforeseen events. This discussion contains a "Year 2000 Readiness Disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act.

GROWTH OF THE BUSINESS

    In 1998 management continued to implement its growth-oriented strategy with a goal of being America's Energy Partner and a global energy and related services company. We have adopted a strategy to expand our geographic reach and to build and acquire capabilities across a broader spectrum of the energy products and services value chain. AEP is working to position itself to be successful in an increasingly competitive market that will allow customers to choose their energy supplier. AEP made several acquisitions in 1998 that expanded its energy operations overseas and in the United States. The expansion of the foreign energy business in 1998 included the purchase of CitiPower, an Australian electric distribution utility, the acquisition of an equity interest in Pacific Hydro, an Australian hydroelectric generating company, and continued on- schedule construction of two generating units in China.

    The $1.1 billion acquisition of CitiPower, completed on December 31, 1998, was accounted for using the purchase method of accounting. CitiPower serves approximately 240,000 customers in the city of Melbourne. CitiPower will contribute to earnings beginning in the first quarter of 1999.

    In March 1998 the Company invested $10 million to acquire a 20% equity interest in Pacific Hydro. Pacific Hydro operates four hydroelectric power stations in Australia with an installed capacity of 40 megawatts (MW) and has interests in two hydroelectric projects under construction in the Philippines.

    The generating units under construction in China are owned 70% by the Company with the remaining 30% owned by two Chinese partners. Construction of the two unit 250 MW, coal-fired station is proceeding on schedule. The first unit began commercial operation in February of 1999 and the second unit is expected to go into commercial service in July of 1999. These units are expected to contribute to earnings in 1999.

    In addition, the Company has a 50% investment in Yorkshire Electricity Group plc (Yorkshire), a United Kingdom (UK) distribution electric company. The investment was made in April 1997 and contributed $38.5 million to nonregulated, nonoperating income in 1998. In September 1998 certain residential and commercial customers in the UK could choose their electricity supplier marking the start of a transition to competition. Yorkshire serves approximately 2.2 million customers.

    One disappointment we suffered in 1998 was the withdrawal of a joint venture partner. In 1997 the Company announced a joint venture with Conoco, an energy subsidiary of DuPont. The venture was to provide energy management and financing for steam and electric generation facilities for commercial and industrial customers. Conoco withdrew from the joint venture after its parent announced plans to sell Conoco.

    The past year also saw the expansion of AEP's domestic energy operations. On December 1, 1998, the Company purchased the midstream gas operations of Equitable Resources, Inc. for approximately $340 million including working capital funds. The midstream operations include a fully integrated natural gas gathering, processing, storage and transportation operation in Louisiana and a gas trading and marketing operation in Houston, Texas. Assets include an intrastate pipeline system, four natural gas processing plants plus a fifth plant under construction, one natural gas storage facility and an additional storage facility under construction. The gas trading operation included in this purchase was merged with AEP's existing gas trading organization which began operating in December 1997. This acquisition is expected to enhance AEP's gas trading operations by improving management's knowledge of the Henry Hub gas market.

    Traditionally a major marketer of electricity, AEP has recently become a major participant in the electricity trading market. Our electricity trading operation, which commenced in mid 1997, significantly expanded its trading volume in 1998. Electricity trading involves the trading of contracts for the future delivery or receipt of electricity in both regulated and non-regulated operations. It also involves the purchase and sale of options, swaps and other electricity derivative financial instruments. Open access transmission, the introduction of competition to the wholesale electricity market and the development of a trading market and settlement process have fostered the growth of electricity trading in the United States. The electricity trading market is a highly volatile market which requires enhanced credit and market risk management skills. Electricity trading requires little capital investment and profit margins are usually smaller than margins on traditional electricity sales. The Company's goal is to utilize its knowledge of energy markets to trade electricity and gas to contribute to net income, thereby enhancing both customer and shareholder value.

    In December 1997 the Company and CSW agreed to merge. The merger is intended to expand AEP's geographic reach. The benefits of the merger include costs savings; improved prices and services; increased financial strength; greater diversity in fuel, generation and service territory; and increased scale (the size of the Company which contributes to business success in a competitive market). At the 1998 annual meeting AEP shareholders approved the issuance of common shares to effect the merger and approved an increase in the number of authorized shares of AEP Common Stock from 300,000,000 to 600,000,000 shares. CSW stockholders approved the merger at their May 1998 annual meeting. Approval of the merger has been requested from the Federal Energy Regulatory Commission (FERC), the Securities and Exchange Commission, the Nuclear Regulatory Commission (NRC) and all of CSW's state regulatory commissions: Arkansas, Louisiana, Oklahoma and Texas. In the near future, AEP and CSW plan to make the final two filings associated with approval of the merger with the Federal Communications Commission and the Department of Justice.

    Regulatory approvals for the merger have been received from the Arkansas Public Service Commission (APSC) and the NRC. In December 1998 the APSC approved a stipulated agreement related to a proposed merger regulatory plan submitted by the Company, CSW and CSW's Arkansas operating subsidiary, Southwestern Electric Power Company. The regulatory plan, agreed to with the APSC staff, provides for a sharing of net merger savings through a $6 million rate reduction over 5 years following the completion of the merger.

    The application to the NRC by CSW's operating subsidiary, Central Power and Light Company (CPL), requesting permission to transfer indirect control of the license from CSW to AEP for CPL's interest in the South Texas Project nuclear generating station was approved by the NRC in November 1998.

    In October 1998 the Oklahoma Corporation Commission (OCC) approved plans by AEP and CSW to submit an amended filing seeking approval of the proposed merger. The amended application is being made as a result of an Oklahoma administrative law judge's recommendation that the merger filing be dismissed without prejudice for lack of sufficient information regarding the potential impact of the merger on the retail electric market in Oklahoma. Submission of the amended application will reset Oklahoma's 90-day statutory time period for OCC action on the merger phase of the application. The filing of the amended application should not affect the timing of the merger closing.

    A settlement agreement between AEP, CSW and certain key parties to the Texas merger proceeding has been reached. The staff of the Public Utility Commission of Texas was not a signatory to the settlement agreement, which resolves all issues for the signatories. The settlement provides for, among other things, rate reductions totaling approximately $180 million over a six year period following completion of the merger to share net merger savings of $84 million and settle existing rate issues of $96 million. Hearings are scheduled for April 1999.

     In July 1998 the FERC issued an order which confirmed that a 250 megawatt firm contract path with the Ameren System is available. The contract path was obtained by AEP and CSW to meet the requirement of the Public Utility Holding Company Act of 1935 that the two systems operate on an integrated and coordinated basis.

    In November 1998 the FERC issued an order establishing hearing procedures for the merger and scheduled the hearings to begin on June 1, 1999. The FERC order indicated that the review of the proposed merger will address the issues of competition, market power and customer protection and instructed the companies to refile an updated market power study.

    The proposed merger of CSW into AEP would result in common ownership of two UK regional electricity companies (RECs), Yorkshire and Seeboard, plc. AEP has a 50% ownership interest in Yorkshire and CSW has a 100% interest in Seeboard. Although the merger of CSW into AEP is not subject to approval by UK regulatory authorities, the common ownership of two UK RECs could be referred by the UK Secretary of State for Trade and Industry to the UK Monopolies and Mergers Commission for investigation.

    AEP has received a request from the staff of the Kentucky Public Service Commission (KPSC) to file an application seeking KPSC approval for the indirect change in control of Kentucky Power Company that will occur as a result of the proposed merger. Although AEP does not believe that the KPSC has the jurisdictional authority to approve the merger, management will prepare a merger application filing to be made with the KPSC, which is expected to be filed by April 15, 1999. Under the governing statute the KPSC must act on the application within 60 days. Therefore this is not expected to impact the timing of the merger.

    The merger is conditioned upon, among other things, the approval of the above state and federal regulatory agencies. The transaction must satisfy many conditions, a number of which may not be waived by the parties, including the condition that the merger must be accounted for as a pooling of interests. The merger agreement will terminate on December 31, 1999 unless extended by either party as provided in the merger agreement. Although consummation of the merger is expected to occur in the fourth quarter of 1999, the Company is unable to predict the outcome or the timing of the required regulatory proceedings.

BUSINESS OUTLOOK

    The most significant factors affecting the Company's future earnings are the ability to recover its costs as the domestic electric generating business becomes more competitive and the performance of the recently acquired energy investments and business ventures described above. The Company continues to evaluate domestic and international markets for investments to grow the business in the best interests of our shareholders, customers and employees. The performance of any future acquisitions, mergers and investments will also impact future earnings.

    The introduction of competition and customer choice for retail customers in the Company's domestic service territory has been slow and continues at a deliberate pace as legislators and regulatory officials recognize the complexity of the issues. Federal legislation has been proposed to mandate competition and customer choice at the retail level. In February 1999 the Virginia general assembly passed legislation, subject to the governor's signature, that would provide Virginia retail customers the ability to choose their electric supplier beginning in 2002. The legislation provides for the recovery of "just and reasonable net stranded costs". Prior to January 1, 2001 the Virginia State Corporation Commission must establish rates that will be "capped" through as long as July 1, 2007. Statement of Financial Accounting Standards (SFAS) 71 "Accounting for the Effects of Certain Types of Regulation" will no longer apply to the Company's Virginia retail jurisdiction once the "capped" rates are established. When this occurs the application of SFAS 71 will be discontinued for the Virginia retail jurisdiction portion of the generating business and net regulatory assets applicable to the Virginia generating business would have to be written off to the extent that they are not probable of recovery. Although management does not believe that the impact of the new legislation on regulatory assets would have a material adverse impact on results of operations, cash flows or financial condition, the amount of an impairment loss, if any, cannot be estimated with any certainty until the "capped" rates are determined (See requirements of EITF 97-4 discussed below).

    All of the other states within our service territory have initiatives to implement or review customer choice, although the timing is uncertain. The Company supports customer choice and deregulation of generation and is proactively involved in discussions at both the state and federal levels regarding the best competitive market structure and method to transition to a competitive marketplace.

    As the pricing of generation in the electric energy market evolves from regulated cost-of-service ratemaking to market-based rates, many complex issues must be resolved, including the recovery of stranded costs. Stranded costs are those costs above market and potentially would not be recoverable in a competitive market. At the wholesale level recovery of stranded costs under certain conditions was addressed by the FERC when it established rules for open transmission access and competition in the wholesale markets. However, the issue of stranded cost is generally unresolved at the retail level where it is much larger than it is at the wholesale level. The amount of stranded costs the Company could experience depends on the timing and extent to which competition is introduced to its generation business and the future market prices of electricity. The recovery of stranded cost is dependent on the terms of future legislation and related regulatory proceedings.

    Under the provisions of SFAS 71, regulatory assets (deferred expenses) and regulatory liabilities (deferred revenues) are included in the consolidated balance sheets of regulated utilities in accordance with regulatory actions in order to match expenses and revenues with cost-based rates. In order to maintain net regulatory assets on the balance sheet, SFAS 71 requires that rates charged to customers be cost-based and provide for the recovery of the deferred expenses over future accounting periods. In the event a portion of AEP's business no longer meets the requirements of SFAS 71, SFAS 101 "Accounting for the Discontinuance of Application of Statement 71" requires that net regulatory assets be written off for that portion of the business. The provisions of SFAS 71 and SFAS 101 never anticipated that deregulation would include an extended transition period or that it could provide for recovery of stranded costs during and after the transition period. In 1997 the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) addressed such a situation with the consensus reached on issue 97-4 that requires the application of SFAS 71 to a segment of a regulated electric utility cease when that segment is subject to a legislatively approved plan for competition or an enabling rate order is issued containing sufficient detail for the utility to reasonably determine what the plan would entail. The EITF indicated that the cessation of application of SFAS 71 would require that regulatory assets and impaired plant be written off unless they are recoverable in future rates.

    Although certain FERC orders provide for competition in the firm wholesale market, that market is a relatively small part of our business and most of our firm wholesale sales are still under cost-of-service contracts. As of December 31, 1998 AEP's generation business is cost-based regulated. The enactment of enabling legislation in Virginia to deregulate the generation business will cause a portion of the Company's generation business to become deregulated. This could ultimately result in adverse impacts on results of operations and cash flows depending on the market price of electricity and the ability of the Company to recover its stranded costs. We believe that enabling state legislation should provide for the recovery of any generation-related net regulatory assets and other reasonable stranded costs from impaired generating assets. However, if in the future AEP's generation business were to no longer be cost-based regulated and if it were not possible to demonstrate probability of recovery of resultant stranded costs including regulatory assets, results of operations, cash flows and financial condition would be adversely affected.

COST CONTAINMENT AND PROCESS IMPROVEMENTS

    Efforts continue to reduce the costs of AEP's products and services in order to maintain competitiveness. The accounting department completed its consolidation of operations and the marketing department completed its reorganization in 1998 producing significant cost reductions. In 1998 plans were announced to close one of the Company's coal mining operations in October 1999 and the Company reviewed its staffing levels for power generation and energy delivery and developed plans to reduce staff in 1999. The cost of staff reductions planned for 1999 was provided for in the fourth quarter of 1998. Although cost savings are expected to result from the power generation and energy delivery reorganizations and the planned mine closing, the Company continues to incur expenses related to investments in new business growth and development; marketing and customer services; and the reengineering and improvement of business processes.

    During 1998, AEP completed installation of a new unified customer service system which is designed to support customer requests for service, billings, accounts receivable, credit and collection functions. On January 1, 1999, the Company's new financial data base and PeopleSoft client server accounting and purchasing software became operational. The move to client server business software and related online data bases will empower AEP employees to maximize the benefits of their personal computers and will position AEP to access the power of the Internet and other new technologies.

FUEL COSTS

    The management and control of coal costs is critical to AEP's competitive position. Approximately 90% of AEP's generation is coal fired and approximately 13% of the 54 million tons of coal burned in 1998 were supplied by affiliated mines with the remainder acquired under long-term contracts and purchases in the spot market. As long-term contracts expire we are negotiating with unaffiliated suppliers to lower coal costs. We intend to continue to prudently supplement our long-term coal supplies with spot market purchases when spot market prices are favorable.

    We have agreed in our Ohio jurisdiction to certain limitations on the current recovery of affiliated coal costs. At December 31, 1998, the Company had deferred $106 million for future recovery under the agreements which established the limitation. See discussion in Note 2 of the Notes to Consolidated Financial Statements. Our analysis shows that we should be able to recover the Ohio jurisdictional portion of the costs of our affiliated mining operations including future mine closure costs before the expiration of the agreement in 2009. The Company has announced plans to close the Muskingum mine in 1999. A provision for Muskingum mine closing cost of $45 million was recorded in 1998. Management intends to seek recovery of its non-Ohio jurisdictional portion of its investment in and the liabilities and closing costs of affiliated mines estimated at $100 million after tax.

    Should it become apparent that these affiliated mining costs will not be recovered from Ohio and/or non-Ohio jurisdictional customers, the other mines may have to be closed and future earnings, cash flows and possibly financial condition would be adversely affected. In addition compliance with Phase II requirements of the Clean Air Act Amendments of 1990 (CAAA), which become effective in January 2000, could also cause the remaining mining operations to close. Unless the cost of any mine closure and the coal cost deferrals in the Ohio jurisdiction are recovered either in regulated rates or as a stranded cost under a plan to transition the generation business to competition, future earnings, cash flows and possibly financial condition would be adversely affected.

COSTS FOR SPENT NUCLEAR FUEL AND DECOMMISSIONING

    AEP, as the owner of the Cook Nuclear Plant, like other nuclear power plants, has a significant future financial commitment to safely dispose of spent nuclear fuel (SNF) and decommission and decontaminate the plant. The Nuclear Waste Policy Act of 1982 established federal responsibility for the permanent off-site disposal of SNF and high-level radioactive waste. By law we participate in the Department of Energy's (DOE) SNF disposal program which is described in Note 4 of the Notes to Consolidated Financial Statements. Since 1983 we have collected $272 million from customers for the disposal of nuclear fuel consumed at the Cook Plant. $115 million of these funds have been deposited in external trust funds to provide for the future disposal of spent nuclear fuel and $157 million has been remitted to the DOE. Under the provisions of the Nuclear Waste Policy Act, collections from customers are to provide the DOE with money to build a repository for spent fuel. However, in December 1996, the DOE notified AEP that it would be unable to begin accepting SNF by the January 1998 deadline required by law.

    As a result of DOE's failure to make sufficient progress toward a permanent repository or otherwise assume responsibility for SNF, AEP along with a number of unaffiliated utilities and states filed suit in the U.S. Court of Appeals for the District of Columbia Circuit requesting, among other things, that the court order DOE to meet its obligations under the law. The court ordered the parties to proceed with contractual remedies but declined to order DOE to begin accepting SNF for disposal. DOE estimates its planned site for the nuclear waste will not be ready until 2010. In June 1998, AEP filed a complaint in the U.S. Court of Federal Claims seeking damages in excess of $150 million due to the DOE's partial material breach of its unconditional contractual deadline to begin disposing of SNF generated by the Cook Nuclear Plant. Similar lawsuits have been filed by other utilities. As long as the delay in the availability of a government approved storage repository for SNF continues, the cost of both temporary and permanent storage will increase.

    The cost to decommission the Cook Plant is affected by both NRC regulations and the delayed SNF disposal program. Studies completed in 1997 estimate the cost to decommission the Cook Plant ranges from $700 million to $1,152 million in 1997 dollars. This estimate could escalate due to continued uncertainty in the SNF disposal program and the length of time that SNF may need to be stored at the plant site. External trust funds have been established with amounts collected from customers to decommission the plant. At December 31, 1998, the total decommissioning trust fund balance was $443 million which includes earnings on the trust investments. We will work with regulators and customers to recover the remaining estimated cost of decommissioning the Cook Plant. However, AEP's future results of operations, cash flows and possibly its financial condition would be adversely affected if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

COOK NUCLEAR PLANT SHUTDOWN

    We shut down both units of the Cook Nuclear Plant in September 1997 due to questions, which arose during a NRC architect engineer design inspection, regarding the operability of certain safety systems. The NRC issued a Confirmatory Action Letter in September 1997 requiring AEP to address the issues identified in the letter. We are working with the NRC to resolve the remaining open issue in the letter.

    In April 1998 the NRC notified I&M that it had convened a Restart Panel for Cook Plant. A list of required restart activities was provided by the NRC in July 1998 and in October the NRC expanded the list. In order to identify and resolve the issues necessary to restart the Cook units, AEP is and will be meeting with the Panel on a regular basis, until the units are returned to service.

    In January 1999 we announced that we will conduct additional engineering reviews at the Cook Plant that will delay restart of the units. Previously, the units were scheduled to return to service at the end of the first and second quarters of 1999. The decision to delay restart resulted from internal assessments that indicated a need to conduct expanded system readiness reviews. A new restart schedule will be developed based on the results of the expanded reviews and should be available in June 1999. When maintenance and other activities required for restart are complete, AEP will seek concurrence from the NRC to return the

Cook Plant to service. Until these additional reviews are completed, management is unable to determine when the units will be returned to service. Unless the costs of the extended outage and restart efforts are recovered from customers, there would be a material adverse effect on results of operations, cash flows and possibly financial condition.

    One of the steps AEP has taken toward expediting the restart of the Cook units is to augment its existing nuclear generation management and staff with personnel experienced in restarting unaffiliated companies' nuclear plants during NRC supervised extended outages.

    The incremental costs incurred in 1997 and 1998 for restart of the Cook units were $6 million and $78 million, respectively, and recorded as operation and maintenance expense. Currently incremental restart expenses are approximately $12 million a month.

    In July 1998 AEP received an "adverse trend letter" from the NRC indicating that NRC senior managers determined that there had been a slow decline in performance at the Cook Plant during the 18 month period preceding the letter. The letter indicated that the NRC will closely monitor efforts to address issues at Cook Plant through additional inspection activities. In October 1998 the NRC issued AEP a Notice of Violation and proposed a $500,000 civil penalty for alleged violations at the Cook Plant discovered during five inspections conducted between August 1997 and April 1998. AEP paid the penalty.

    The cost of electricity supplied to certain retail customers rose due to the outage of the two units since higher cost coal-fired generation and coal based purchased power were substituted for low cost nuclear generation. AEP's Indiana and Michigan retail jurisdictional fuel cost recovery mechanisms permit the recovery, subject to regulatory commission review and approval, of changes in fuel costs including the fuel component of purchased power in the Indiana jurisdiction and changes in replacement power in the Michigan jurisdiction. Under these fuel cost recovery mechanisms, retail rates contain a fuel cost adjustment factor that reflects estimated fuel costs for the period during which the factor will be in effect subject to reconciliation to actual fuel costs in a future proceeding. When actual fuel costs exceed the estimated costs reflected in the billing factor a regulatory asset is recorded and revenues are accrued. Therefore, a regulatory asset has been recorded and revenues accrued in anticipation of the future reconciliation and billing under the fuel cost recovery mechanisms of the higher fuel costs to replace Cook energy during the extended outage. At December 31, 1998, the regulatory asset was $65 million.

    The Indiana Utility Regulatory Commission approved, subject to future reconciliation or refund, agreements authorizing AEP, during the billing months of July 1998 through March 1999, to include in rates a fuel cost adjustment factor less than that requested by AEP. The agreements provide the parties to the proceedings with the opportunity to conduct discovery regarding certain issues that were raised in the proceedings, including the appropriateness of the recovery of replacement energy cost due to the extended Cook Plant outage, in anticipation of resolving the issues in a future fuel cost adjustment proceeding. Management believes that it should be allowed to recover the deferred Cook replacement energy costs; however, if recovery of the replacement costs is denied, future results of operations and cash flows would be adversely affected by the writeoff of the regulatory asset.

ENVIRONMENTAL CONCERNS AND ISSUES

    We take great pride in our efforts to economically produce and deliver electricity while minimizing the impact on the environment. Over the years AEP has spent more than a billion dollars to equip its facilities with the latest cost effective clean air and water technologies and to research new technologies. We are also proud of our award winning efforts to reclaim our mining properties. We intend to continue in a leadership role fostering economically prudent efforts to protect and preserve the environment.

    By-products from the generation of electricity include materials such as ash, slag, sludge, low-level radioactive waste and SNF. Coal combustion by-products, which constitute the overwhelming percentage of these materials, are typically disposed of or treated in captive disposal facilities or are beneficially utilized. In addition, our generating plants and transmission and distribution facilities have used asbestos, polychlorinated biphenyls
(PCBs) and other hazardous and nonhazardous materials. We are currently incurring costs to safely dispose of such substances. Additional costs could be incurred to comply with new laws and regulations if enacted.

    The Comprehensive Environmental Response, Compensation and Liability Act (Superfund) addresses clean-up of hazardous substances at disposal sites and authorized the United States Environmental Protection Agency (Federal EPA) to administer the clean-up programs. As of year-end 1998, we are involved in litigation with respect to three sites overseen by the Federal EPA and have been named by the Federal EPA as a potentially responsible party (PRP) for three other sites. There is one additional site for which AEP has received an information request which could lead to PRP designation. Our liability has been resolved for a number of sites with no significant effect on results of operations. In those instances where we have been named a PRP or defendant, our disposal or recycling activity was in accordance with the then-applicable laws and regulations. Unfortunately, Superfund does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.

    While the potential liability for each Superfund site must be evaluated separately, several general statements can be made regarding our potential future liability. AEP's disposal of materials at a particular site is often unsubstantiated and the quantity of materials deposited at a site was small and often nonhazardous. Typically many parties are named as PRPs for each site and, although liability is joint and several, generally several of the parties are financially sound enterprises. Therefore, our present estimates do not anticipate material cleanup costs for identified sites for which we have been declared PRPs. However, if for reasons not currently identified significant cleanup costs are attributed in the future to AEP, results of operations, cash flows and possibly financial condition would be adversely affected unless the costs can be recovered from customers.

    In December 1998 the Company purchased gas assets from Equitable Resources, Inc. (Equitable). The purchase contract contains details of partial indemnification by Equitable for certain environmental and soil and ground water contamination cleanup liabilities which existed at the time of AEP's purchase. An outside consultant has estimated total environmental liabilities for the acquired entities to range from $10 million to $16 million. By contract the Company must seek indemnification by December 1, 2000. The indemnification clause requires that AEP incur $3 million of cleanup liabilities before seeking reimbursement. Based upon the consultant's estimate, environmental liabilities resulting from the gas asset acquisition should not have a material impact on results of operations, cash flows or financial condition.

    In December 1998, the Company purchased CitiPower, an Australian distribution utility, from Entergy, an unaffiliated company. CitiPower operates under Australian environmental laws. Prior to the purchase, AEP hired an outside consultant, experienced in Australian environmental laws, to identify CitiPower's exposure. The consultant's assessment identified sites with contaminated land, PCBs and storm water runoff. Cost of environmental remediation are estimated at $3.5 million by the consultant. Based upon this estimate, environmental costs from the acquisition of CitiPower are not expected to have a material impact on results of operations, cash flows or financial condition.

    Federal EPA is required by the CAAA to issue rules to implement the law. In 1996 Federal EPA issued final rules governing nitrogen oxides (NOx) emissions that must be met after January 1, 2000 (Phase II of CAAA). The final rules will require substantial reductions in NOx emissions from certain types of boilers including those in AEP's power plants. To comply with Phase II of CAAA, the Company plans to install NOx emission control equipment on certain units and switch fuel at other units. Total capital costs to meet the requirements of Phase II of CAAA are estimated to be approximately $90 million of which $69 million has been incurred through December 31, 1998.

    On September 24, 1998, the administrator of Federal EPA signed final rules which require reductions in NOx emissions in 22 eastern states, including the states in which the Company's generating plants are located. The implementation of the final rules would be achieved through the revision of state implementation plans (SIPs) by September 1999. SIPs are a procedural method used by each state to comply with Federal EPA rules. The final rules anticipate the imposition of a NOx reduction on utility sources of approximately 85% below 1990 emission levels by the year 2003. On October 30, 1998, a number of utilities, including the operating companies of the AEP System, filed petitions in the U.S. Court of Appeals for the District of Columbia Circuit seeking a review of the final rules.

    Should the states fail to adopt the required revisions to their SIPs within one year of the date the final rules were signed (September 24, 1999), Federal EPA has proposed to implement a federal plan to accomplish the NOx reductions. Federal EPA also proposed the approval of portions of petitions filed by eight northeastern states that would result in imposition of NOx emission reductions on utility and industrial sources in upwind midwestern states. These reductions are substantially the same as those required by the final NOx rules and could be adopted by Federal EPA in the event the states fail to implement SIPs in accordance with the final rules.

    Preliminary estimates indicate that compliance costs could result in required capital expenditures of approximately $1.2 billion for the AEP System. Compliance costs cannot be estimated with certainty and the actual costs incurred to comply could be significantly different from this preliminary estimate depending upon the compliance alternatives selected to achieve reductions in NOx emissions. Unless such costs are recovered from customers, they would have a material adverse effect on results of operations, cash flows and possibly financial condition.

    At the Third Conference of the Parties to the United Nations Framework Convention on Climate Change held in Kyoto, Japan in December 1997 more than 160 countries, including the United States, negotiated a treaty requiring legally-binding reductions in emissions of greenhouse gases, chiefly carbon dioxide, which many scientists believe are contributing to global climate change. The treaty, which requires the advice and consent of the United States Senate for ratification, would require the United States to reduce greenhouse gas emissions seven percent below 1990 levels in the years 2008-2012. Although the United States has agreed to the treaty and signed it on November 12, 1998, President Clinton has indicated that he will not submit the treaty to the Senate for consideration until it contains requirements for "meaningful participation by key developing countries" and the rules, procedures, methodology and guidelines of the treaty's market-based policy instruments, joint implementation programs and compliance enforcement provisions have been negotiated. At the Fourth Conference of the Parties, held in Buenos Aires, Argentina, in November 1998, the parties agreed to a work plan to complete negotiations on outstanding issues with a view toward approving them at the Sixth Conference of the Parties to be held in December 2000. We will continue to work with the Administration and Congress to monitor the development of public policy on this issue.

    If the Kyoto treaty is approved by Congress, the costs to comply with the emission reductions required by the treaty are expected to be substantial and would have a material adverse impact on results of operations, cash flows and possibly financial condition if not recovered from customers.

RESULTS OF OPERATIONS
NET INCOME

    Net income increased 5% to $536 million or $2.81 per share from $511 million or $2.70 per share in 1997 primarily due to the effect of a 1997 extraordinary loss of $109 million. The extraordinary loss, recorded in 1997, was a result of the UK's one-time windfall tax which was based on a revision or recomputation of the original privatization value of certain privatized utilities, including Yorkshire. In 1997 net income decreased 13% to $511 million primarily due to the extraordinary loss of $109 million from the UK's one-time windfall tax.

INCOME BEFORE EXTRAORDINARY ITEM

    In 1998 income before the extraordinary loss, recorded in 1997, decreased 14% to $536 million or $2.81 per share from $620 million or $3.28 per share in 1997. Several major items reduced 1998 earnings including the cost of restart activities during an extended outage at the Cook Nuclear Plant, a write-down of Yorkshire's investment in Ionica, a UK telecommunications company, severance accruals for reductions in power generation and energy delivery staff and mild winter and fall weather.

    AEP's 1997 income before the extraordinary loss increased 6% to $620 million or $3.28 per share from $587 million or $3.14 per share in 1996. The increase was primarily attributable to increased transmission service revenues, reduced preferred stock dividends due to a redemption program and an increase in nonoperating income from equity earnings, exclusive of the extraordinary loss, since the April 1997 investment in Yorkshire.

REVENUES INCREASE

    Operating revenues increased 8% in 1998 and were relatively unchanged in 1997. Increased revenues from retail, wholesale and transmission service customers were the primary reasons for the increase in 1998. The slight increase in 1997 is primarily due to increased transmission service revenues. The changes in the components of revenues are as follows:


                                           Increase (Decrease)
                                           From Previous Year
                                ----------------------------------------
(Dollars in Millions)                  1998                  1997
------------------------------------------------------------------------
                                  Amount     %         Amount      %
                                ---------  -----     ---------   -----
Retail:
   Residential                    $ 37.6              $(34.7)
   Commercial                       57.0                 1.8
   Industrial                       90.1                18.2
   Other                             3.8                 0.4
                                  ------              ------
                                   188.5     3.8       (14.3)    (0.3)

Wholesale                          206.8    25.9         6.1      0.8

Transmission                        68.0    61.7        33.3     43.2

Miscellaneous                        2.8     4.8         5.5     10.9
                                  ------              ------
     Total                        $466.1     7.9      $ 30.6      0.5
                                  ------              ------
                                  ------              ------

    Retail revenues increased 4% in 1998 reflecting a 2% sales increase and higher fuel recoveries. The increase in retail fuel recoveries reflects higher cost coal fired generation and purchased power replacing power usually generated at the Cook Nuclear Plant. The Cook Plant has been unavailable since September 1997. Although residential sales were flat reflecting mild winter and fall weather in 1998, revenues from residential customers increased 2%. The accrual of revenues for the recovery of the Cook related increased fuel costs accounted for the increase in residential revenues. The rise in commercial revenues resulted from a 4% increase in sales reflecting increased usage and growth in the number of customers. Industrial revenues increased 6% reflecting a sales increase of 2% following the resumption of operations by a major industrial customer after an extended labor strike. Also contributing to the increase in industrial revenues were favorable contract price adjustments to certain major industrial customers and the pass-through of higher power costs during periods of peak demand.

    In 1997 retail revenues decreased slightly although retail sales rose one half of a percent. Residential revenues and sales each declined 2% reflecting mild weather. Sales to commercial customers increased slightly causing a small increase in commercial revenues. Industrial sales increased 2% accounting for the increase in industrial revenues. The increase in lower priced sales to industrial customers resulted from increased usage.

    The 26% increase in wholesale revenues in 1998 is attributable to trading of electricity with other utilities and power marketers in the Company's traditional marketing area and increased power marketing sales. Revenues from the trading of electricity are recorded net of purchases. Regulated trading activities are conducted as part of AEP's electric power wholesale marketing and trading operations and involve the purchase and sale of substantial amounts of electricity. Power marketing sales are for the resale of power purchased from unaffiliated companies to other unaffiliated companies. Although wholesale revenues rose, total wholesale sales declined due to a reduction in coal conversion service sales. These sales are for the generation of electricity from the purchaser's coal and as a result do not include fuel costs. Consequently, the drop in coal conversion service sales did not have a significant effect on wholesale revenues.

    In 1997 wholesale revenues increased slightly primarily due to the commencement of trading activities in July 1997 and a significant increase in coal conversion service sales. Since the price of coal conversion service sales is for the generation of electricity from coal provided by the electricity purchaser and excludes fuel cost, a large change in coal conversion service sales has a small impact on revenues.

    The 62% increase in transmission service revenues in 1998 is attributable to a substantial rise in the quantity of energy transmitted for other entities over AEP's transmission lines. The increase in 1997 of 43% in transmission service revenues was also due to an increase in the volume of other companies' electricity transmitted through AEP's transmission system. The issuance in 1996 of open transmission access rules by the FERC facilitated the growth in transmission services.

    The level of wholesale transactions, including transmission services, tends to fluctuate due to the highly competitive nature of the short-term energy market and other factors, such as affiliated and unaffiliated generating plant availability, the weather and the economy. The FERC rules which introduced a greater degree of competition into the wholesale energy market have had a major effect on wholesale sales and increased transmission service revenues as more electricity is traded in the short-term (spot) market. The Company's sales and in turn its results of operations were impacted by the quantities of energy and services sold to wholesale customers as well as the sale prices and cost of goods sold. Future results of operations will be affected by the quantity and price of both retail and wholesale transactions which often depend on factors the Company does not control including the level of competition, the weather and affiliated and unaffiliated power plant availability. However, we work to keep abreast of these factors and to take advantage of them whenever possible.

OPERATING EXPENSES INCREASE

    Operating expenses increased 10% in 1998 and 1% in 1997. Changes in the components of operating expenses were as follows:


                                       Increase (Decrease)
                                       From Previous Year
                               ---------------------------------------
(Dollars in Millions)                 1998              1997
----------------------------------------------------------------------
                                Amount      %         Amount     %
                               --------  ------     ---------  -----

Fuel                            $ 90.1     5.5       $ 26.4     1.6
Purchased Power                  301.7   223.9         48.6    56.5
Other Operation                   75.7     6.2         17.3     1.4
Maintenance                       59.7    12.3        (19.6)   (3.9)
Depreciation and Amortization    (11.1)   (1.9)        (9.7)   (1.6)
Taxes Other Than Federal
   Income Taxes                    2.8     0.6         (8.0)   (1.6)
Federal Income Taxes             (25.1)   (7.3)        (0.9)   (0.3)
                                ------               ------
      Total                     $493.8    10.1       $ 54.1     1.1
                                ------               ------
                                ------               ------

    Fuel expense increased in 1998 and 1997 primarily due to an increase in the average cost of fuel consumed reflecting the reduced availability of lower cost nuclear generation due to the unplanned shutdown of both of AEP's nuclear units which began in September 1997 and continued throughout 1998.

    The significant increases in purchased power expense in both 1998 and 1997 were primarily due to purchases of electricity for resale to other utilities and power marketers and for replacement of energy usually generated at the Cook Plant. The increase in purchases made for resale to other entities reflects an expanding and evolving wholesale marketplace.

    Other operation expenses increased in 1998 due to the extended Cook Plant outage, power marketing and trading compensation and severance accruals for reductions in power generation and energy delivery staff.

    Maintenance expense increased in 1998 largely due to expenditures to prepare the Cook Plant units for restart and to restore service interrupted by two severe snowstorms.

    The decrease in federal income tax expense attributable to operations in 1998 was primarily due to a decrease in pre-tax operating income.

NONOPERATING INCOME

    The significant decline in nonoperating income in 1998 was due to losses from non-regulated energy trading activity and the write-down of Yorkshire's investment in Ionica ($30 million). The trading of gas and electricity outside of AEP's traditional marketing area is marked-to-market and recorded in nonoperating income.

    The increase in nonoperating income in 1997 was mainly due to income from the Company's share of earnings from its April 1997 investment in Yorkshire. The $34 million of equity in Yorkshire earnings included $10 million of tax benefits related to a reduction of the UK corporate income tax rate from 33% to 31% effective April 1, 1997. The utilization of foreign tax credits also contributed to the increase in nonoperating income.

INTEREST CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

    In 1997 interest charges on both long-term and short-term debt increased reflecting additional borrowing primarily to fund the Company's investment in non-regulated operations including the investment in Yorkshire. Preferred stock dividend requirements of the subsidiaries decreased in 1997 due to the reacquisition of over 4 million shares of cumulative preferred stock.

FINANCIAL CONDITION

    AEP's financial condition continues to be strong. The 1998 payout ratio was 85.4%. It has been a management objective to reduce the payout ratio through efforts to increase earnings in order to enhance AEP's ability to invest in new energy based businesses that can leverage our core competencies and improve shareholder value. AEP's three-year total shareholder return ranked 14th among the companies in the S&P Electric Utility Index. While this placed us just below the midpoint, it has been and continues to be management's goal to be in the top quartile of the S&P Electric Utility Index for three-year total shareholder return.

CAPITAL INVESTMENTS

    The total consideration paid by AEP to acquire CitiPower was approximately $1.1 billion which was financed by the issuance of debt in Australia and an equity investment by AEP Resources, Inc. (AEPR). The purchase, for approximately $340 million, of domestic gas assets in Louisiana was funded with part of the proceeds from an issuance of $400 million of 6-1/2% senior notes by AEPR. For more information see Note 6 of the Notes to Consolidated Financial Statements. Also AEP's 70% interest in the construction of two 125 MW units in China required approximately $61 million of investment during 1998.

    Consolidated construction expenditures for all subsidiaries are expected to be $2.4 billion over the next three years. All expenditures for domestic electric utility construction, estimated to be $2.2 billion for the next three years, are expected to be financed with internally generated funds.

CAPITAL RESOURCES - STRUCTURE AND LIQUIDITY

    AEP's ratio of common equity to total capitalization including amounts due within one year was 40.3% for 1998, compared with 45.5% for 1997 and 45.3% for 1996. The decline in 1998 reflects borrowing to support the acquisitions which were completed in December.

    The Company and its subsidiaries issued $1.9 billion principal amount of long-term obligations in 1998 at interest rates ranging from 5% to 10.53%. The Company also increased its borrowing under a long-term revolving credit agreement which expires in June 2000 by $270 million. The principal amount of long-term debt retirements, including maturities, totaled $563 million with interest rates ranging from 2.85% to 9.60%. The operating subsidiaries senior secured debt/first mortgage bond ratings are listed in the following table:


Company      Moody's     S&P      Fitch     D & P
-------     --------   -------   -------   -------

APCo         A3         A         A         A
CSPCo        A3         A-        A-        A
I&M          Baa1       A-        BBB+      BBB+
KPCo         Baa1       A         BBB+      BBB+
OPCo         A3         A-        A-        A


    The operating subsidiaries generally issue short-term debt to provide for interim financing of capital expenditures that exceed internally generated funds. They periodically reduce their outstanding short-term debt through issuances of long-term debt and additional capital contributions by the parent company. The companies formed to pursue non-regulated businesses use short-term debt (through a revolving credit facility) which is replaced with long-term debt when financial market conditions are favorable and capital contributions by the parent company. They also assume outstanding debt as part of the acquisition of existing business entities. Short-term debt increased $62 million from the prior year-end balance and increased by $235 million in 1997. At December 31, 1998, AEP Co., Inc. (the parent company) and its subsidiaries had unused short-term lines of credit of $763 million, and several of AEP's subsidiaries engaged in non-regulated energy investments and businesses had available $60 million under a $600 million revolving credit agreement which expires in June 2000. The sources of funds available to AEP are dividends from its subsidiaries, short-term and long-term borrowings and proceeds from the issuance of common stock. AEP issued 1,826,000 shares of common stock in 1998, 1,755,000 shares in 1997 and 1,600,000 shares in 1996 through a Dividend Reinvestment and Direct Stock Purchase Plan and the Employee Savings Plan raising $86 million, $77 million and $65 million, respectively. Additional sales of common stock and/or equity linked securities may be necessary in the future to support the Company's growth.

    Unless the domestic electric operating utility subsidiaries meet certain earnings or coverage tests, they cannot issue additional mortgage bonds. In order to issue mortgage bonds (without refunding existing debt), each subsidiary must have pre-tax earnings equal to at least two times the annual interest charges on mortgage bonds after giving effect to the issuance of the new debt.

    The following debt coverages of AEP's principal domestic electric operating utility subsidiaries remained strong in 1998:


                         Coverages at
                      December 31, 1998
                      -----------------
                          Mortgage
                          --------

APCo                        3.88
CSPCo                       6.36
I&M                         6.39
KPCo                        4.40
OPCo                       13.43


    As the above table indicates, the major domestic electric operating utility subsidiaries presently exceed the minimum coverage requirements.

MARKET RISKS

    The Company as a major power producer and a trader of wholesale electricity and natural gas has certain market risks inherent in its business activities. The trading of electricity and natural gas and related financial derivative instruments exposes the Company to market risk. Market risk represents the risk of loss that may impact the Company due to adverse changes in commodity market prices and rates. In 1998 the Company substantially increased the volume of its wholesale electricity and natural gas marketing and trading activities. Various policies and procedures have been established to manage market risk exposures including the use of a risk measurement model utilizing Value at Risk (VaR). Throughout the year ending December 31, 1998, the highest, lowest and average quarterly VaR in the wholesale trading portfolio was less than $11 million at a 95% confidence level with a holding period of three business days. The Company used the variance-covariance method for calculating VaR based on three months of daily prices. Based on this VaR analysis, at December 31, 1998 a near term change in commodity prices is not expected to have a material effect on the Company's results of operations, cash flows or financial condition. At December 31, 1997, the exposure for financial derivatives in electricity and natural gas marketing activities were not material to the Company's consolidated results of operations, financial position or cash flows.

    Investments in foreign ventures expose the Company to risk of foreign currency fluctuations. The Company's exposure to changes in foreign currency exchange rates related to these foreign ventures and investments is not expected to be significant for the foreseeable future since these foreign investments are considered long-term and not expected to be liquidated in the near-term. The Company does not presently utilize derivatives to manage its exposures to foreign currency exchange rate movements.

    The Company is exposed to changes in interest rates primarily due to short-and long-term borrowings to fund its business operations. The debt portfolio has both fixed and variable interest rates, terms from one day to forty years and an average duration of five years at December 31, 1998.

    The Company measures interest rate market risk exposure utilizing a VaR model. The model is based on the Monte Carlo method of simulated price movements with a 95% confidence level and a one year holding period. The volatilities and correlations were based on three years of monthly prices. The risk of potential loss in fair value attributable to the Company's exposure to interest rates, primarily related to long-term debt with fixed interest rates, was $589 million at December 31, 1998 and $501 million at December 31, 1997. The Company would not expect to liquidate its entire debt portfolio in a one year holding period. Therefore, a near term change in interest rates should not materially affect results of operations or the consolidated financial position of the Company. The Company is currently utilizing interest rate swaps to manage its exposure to interest rate fluctuations in Australia.

    The Company has investments in debt and equity securities which are held in nuclear trust funds. Approximately 85% of the trust fund value is invested in tax exempt and taxable bonds, short-term debt instruments or cash. The trust investments and their fair value are discussed in Note 11 of the Notes to Consolidated Financial Statements. Instruments in the trust funds have not been included in the market risk calculation for interest rates as these instruments are marked-to-market and changes in market value are reflected in a corresponding decommissioning liability. Any differences between the trust fund assets and the ultimate liability should be recoverable from ratepayers.

    Inflation affects AEP's cost of replacing utility plant and the cost of operating and maintaining its plant. The rate-making process limits our recovery to the historical cost of assets resulting in economic losses when the effects of inflation are not recovered from customers on a timely basis. However, economic gains that result from the repayment of long-term debt with inflated dollars partly offset such losses.

OTHER MATTERS
YEAR 2000 READINESS DISCLOSURE

    On or about midnight on December 31, 1999, digital computing systems may begin to produce erroneous results or fail, unless these systems are modified or replaced, because such systems may be programmed incorrectly and interpret the date of January 1, 2000 as being January 1st of the year 1900 or another incorrect date. In addition, certain systems may fail to detect that the year 2000 is a leap year. Problems can also arise earlier than January 1, 2000, as dates in the next millennium are entered into non-Year 2000 ready programs.

    READINESS PROGRAM - Internally, the Company is modifying or replacing its computer hardware and software programs to minimize Year 2000-related failures and repair such failures if they occur. This includes both information technology systems (IT), which are mainframe and client server applications, and embedded logic systems (non-IT), such as process controls for energy production and delivery. Externally, the problem is being addressed with entities that interact with the Company, including suppliers, customers, creditors, financial service organizations and other parties essential to the Company's operations. In the course of the external evaluation, the Company has sought written assurances from third parties regarding their state of Year 2000 readiness.

    Another issue we are addressing is the impact of electric power grid problems that may occur outside of our transmission system. AEP, along with other electric utilities in North America, regularly submits information to the North American Electric Reliability Council (NERC) as part of NERC's Year 2000 readiness program. NERC then publicly reports summary information to the U.S.

Department of Energy (DOE) regarding the Year 2000 readiness of electric utilities. In 1999 AEP plans to participate in two NERC-sponsored coordinated electric industry Year 2000 readiness drills.

    The second NERC report, dated January 11, 1999 and entitled: PREPARING THE ELECTRIC POWER SYSTEMS OF NORTH AMERICAN FOR TRANSITION TO THE YEAR 2000
- A STATUS REPORT AND WORK PLAN, FOURTH QUARTER 1998, states that: "With more than 44% of mission critical components tested through November 30, 1998, findings continue to indicate that transition through critical Year 2000
(Y2K) rollover dates is expected to have minimal impact on electric system operations in North America." The Company continues to set a target date of June 30, 1999 for having all mission critical and high priority systems and components Y2K ready.

    Through the Electric Power Research Institute, an electric industry-wide effort has been established to deal with Year 2000 problems affecting embedded systems. Under this effort, participating utilities, including AEP, are working together to assess specific vendors' system problems and test plans.

    The state regulatory commissions in the Company's service territory are also reviewing the Year 2000 readiness of the Company.

    COMPANY'S STATE OF READINESS - Work has been prioritized in accordance with business risk. The highest priority has been assigned to activities that potentially affect safety, the physical generation and delivery of energy and communications; followed by back office activities such as customer service/billing, regulatory reporting, internal reporting and administrative activities (e.g. payroll, procurement, accounts payable); and finally, those activities that would cause inconvenience or productivity loss in normal business operations.

    The following chart shows our progress toward becoming ready for the Year 2000 as of December 31, 1998:


                                              IT SYSTEMS                      NON-IT  SYSTEMS
                                  COMPLETION                         COMPLETION
                                  DATE/ESTIMATED       PERCENT       DATE/ESTIMATED       PERCENT
YEAR 2000 PROJECT PHASES          COMPLETION DATE      COMPLETE      COMPLETION DATE      COMPLETE
------------------------
LAUNCH: Initiation of                2/24/1998           100%            5/31/1998           100%
the Year 2000
activities within
the organization.
Establishment of
organizational
structure, personnel
assignments and budget
for the workgroup.
Continuous management
update and awareness
program.

INVENTORY AND ASSESSMENT:             7/31/1998          100%            2/15/1999            99%
Identifying all Company
computer systems that
could be affected by the
millennium change.
Prioritize repair efforts
based upon criticality to
maintaining ongoing operations.

REMEDIATION/TESTING: The              6/30/1999        Mainframe         6/30/1999            37%
process of modifying,                                  70%
replacing or retiring
those mission critical and                             ---------
high priority digital-based                            Client
systems with problems                                  Server:
processing dates past the                              18%
Year 2000. Testing these
systems to ensure that after
modifications have been
implemented correct date
processing occurs and full
functionality has been
maintained.


    The above chart does not reflect progress of recently acquired midstream gas operations and CitiPower. The mission critical systems for the midstream gas operations are expected to be ready by June 30, 1999 and the mission critical systems for CitiPower are expected to be ready by October 1, 1999.

    COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES - Through December 31, 1998, the Company has spent $21 million on the Year 2000 project and estimates spending an additional $35 million to $47 million to achieve Year 2000 readiness. Most Year 2000 costs are for software, IT consultants and salaries and are expensed; however, in certain cases the Company has acquired hardware that was capitalized. The Company intends to fund these expenditures through internal sources. Although significant, the cost of becoming Year 2000 compliant is not expected to have a material impact on the Company's results of operations, cash flows or financial condition.

    RISKS OF THE COMPANY'S YEAR 2000 ISSUES - The applications posing the greatest business risk to the Company's operations should they experience Y2K problems are:

    * Automated power generation, transmission and distribution systems
    * Telecommunications systems
    * Energy trading systems
    * Time-in-use, demand and remote metering systems for commercial and industrial customers
    * Work management and billing systems.

    The potential problems related to erroneous processing by, or failure of, these systems are:

    * Power service interruptions to customers
    * Interrupted revenue data gathering and collection
    * Poor customer relations resulting from delayed billing and settlement.

    CitiPower operates under a legal and regulatory regime which may expose it to customer claims, that may differ from claims under the US legal and regulatory regime, for service interruptions and/or power quality problems resulting from Y2K problems.

    In addition, although as discussed the Company is monitoring its relationships with third parties, such as suppliers, customers and other electric utilities, these third parties nonetheless represent a risk that cannot be assessed with precision or controlled with certainty.

    Due to the complexity of the problem and the interdependent nature of computer systems, if our corrective actions, and/or the actions of others not affiliated with AEP, fail for critical applications, Year 2000-related issues may materially adversely affect AEP.

    COMPANY'S CONTINGENCY PLANS - To address possible failures of electric generation and delivery of electrical energy due to Year 2000 related failures, we have established a draft Year 2000 contingency plan and submitted it to the East Central Area Reliability Council (ECAR) in December 1998 as part of NERC's review of regional and individual electric utility contingency plans in 1999. NERC's target date is June 1999 for the completion of this contingency plan. In addition, the Company intends to establish contingency plans for its business units to address alternatives if Year 2000 related failures occur. AEP's contingency plans will be developed by the end of 1999. AEP's plans build upon the disaster recovery, system restoration, and contingency planning that we have had in place.

NEW ACCOUNTING STANDARDS

    In 1997 the FASB issued SFAS 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." SFAS 130 establishes the standards for reporting and displaying components of "comprehensive income," which is the total of net income and all transactions not included in net income affecting equity except those with shareholders. The Company adopted SFAS 130 in the first quarter of 1998. For 1998 there were no material differences between net income and comprehensive income.

    SFAS 131 initiates reporting standards for annual and interim financial statements about operating segments of a business for which separate financial information is available and regularly evaluated by the chief operating decision maker in allocating resources and reviewing performance. Information about products and services and geographic areas is to be reported at an enterprise-level instead of by segment. SFAS 131 was required to be adopted by the Company for the year ended December 31, 1998 with restatement of prior period comparative information. Adoption of SFAS 131 did not have any effect on results of operations, cash flows or financial condition.

    In the first quarter of 1998 the Company adopted the American Institute of Certified Public Accountants' (AICPA) Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The SOP requires the capitalization and amortization of certain costs of acquiring or developing internal use computer software. Previously the Company expensed all software acquisition and development costs. The SOP had to be adopted at the beginning of a fiscal year with no restatement or retroactive adjustment of prior periods. The adoption of the SOP effective January 1, 1998 did not have a material effect on results of operations, cash flows or financial condition.

    In February 1998, the FASB issued SFAS 132 "Employers' Disclosure about Pensions and Other Postretirement Benefits" which revised employers' disclosures about pensions and other postretirement benefit plans and suggested that the disclosure be combined. It did not change the measurement or recognition requirements for postretirement benefit accounting. The adoption of SFAS 132 did not have a material effect on results of operations, cash flows or financial condition. Prior periods were restated to comply with SFAS 132 presentation requirements.

    EITF 98-10 "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" was issued in November 1998 to address the application of mark-to-market accounting for energy trading contracts. Under the provisions of this standard, which must be adopted by the Company in January 1999, energy trading contracts can no longer be accounted for on a settlement basis. Instead they are to be marked-to-market. Adoption of EITF 98-10 is not expected to have a significant impact on results of operations, cash flows or financial condition.

    The FASB issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" in June 1998.

SFAS 133 establishes accounting and reporting standards for derivative instruments. It requires that all derivatives be recognized as either an asset or a liability and measured at fair value in the financial statements. If certain conditions are met a derivative may be designated as a hedge of possible changes in fair value of an asset, liability or firm commitment; variable cash flows of forecasted transactions; or foreign currency exposure. The accounting/reporting for changes in a derivative's fair value (gains and losses) depend on the intended use and resulting designation of the derivative. Management is currently studying the provisions of SFAS 133 to determine the impact of its adoption on January 1, 2000 on results of operations, cash flows and financial condition.

    In April 1998 the AICPA issued SOP 98-5 "Reporting on the Costs of Start-up Activities". The SOP clarifies the accounting and reporting for one time start-up activities and organization costs, requiring that they be expensed as incurred. The adoption of this standard in January 1999 is not expected to have a material effect on results of operations, cash flows or financial condition.

LITIGATION

CORPORATE OWNED LIFE INSURANCE

    The Internal Revenue Service (IRS) agents auditing the AEP System's consolidated federal income tax returns requested a ruling from their National Office that certain interest deductions claimed by the Company relating to AEP's corporate owned life insurance (COLI) program should not be allowed. As a result of a suit filed by AEP in United States District Court (discussed below) this request for ruling was withdrawn by the IRS agents. Adjustments have been or will be proposed by the IRS disallowing COLI interest deductions for taxable years 1991-96. A disallowance of the COLI interest deductions through December 31, 1998 would reduce earnings by approximately $316 million (including interest). The Company has made no provision for any possible adverse earnings impact from this matter.

    In 1998 the Company made payments of taxes and interest attributable to COLI interest deductions for taxable years 1991-97 to avoid the potential assessment by the IRS of any additional above market rate interest on the contested amount. The payments to the IRS are included on the balance sheet in other property and investments pending the resolution of this matter. The Company will seek refund, either administratively or through litigation, of all amounts paid plus interest. In order to resolve this issue without further delay, on March 24, 1998, the Company filed suit against the United States in the United States District Court for the Southern District of Ohio. Management believes that it has a meritorious position and will vigorously pursue this lawsuit. In the event the resolution of this matter is unfavorable, it will have a material adverse impact on results of operations, cash flows and possibly financial condition.

    AEP is involved in a number of other legal proceedings and claims. While we are unable to predict the outcome of such litigation, it is not expected that the ultimate resolution of these matters will have a material adverse effect on the results of operations, cash flows and/or financial condition.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands - except per share amounts)


                                                             Year Ended December 31,
                                                    ----------------------------------------
                                                       1998           1997           1996
                                                       ----           ----           ----

OPERATING REVENUES                                  $6,345,902     $5,879,820     $5,849,234
                                                    ----------     ----------     ----------
OPERATING EXPENSES:
  Fuel                                               1,717,177      1,627,066      1,600,659
  Purchased Power                                      436,388        134,718         86,095
  Other Operation                                    1,303,084      1,227,368      1,210,027
  Maintenance                                          542,935        483,268        502,841
  Depreciation and Amortization                        579,997        591,071        600,851
  Taxes Other Than Federal Income Taxes                493,386        490,595        498,567
  Federal Income Taxes                                 316,201        341,280        342,222
                                                    ----------     ----------     ----------
          TOTAL OPERATING EXPENSES                   5,389,168      4,895,366      4,841,262
                                                    ----------     ----------     ----------
OPERATING INCOME                                       956,734        984,454      1,007,972

NONOPERATING INCOME (net)                                9,463         59,572          2,212
                                                    ----------     ----------     ----------
INCOME BEFORE INTEREST CHARGES AND
  PREFERRED DIVIDENDS                                  966,197      1,044,026      1,010,184

INTEREST CHARGES                                       419,088        405,815        381,328

PREFERRED STOCK DIVIDEND REQUIREMENTS
  OF SUBSIDIARIES                                       10,926         17,831         41,426
                                                    ----------     ----------     ----------
INCOME BEFORE EXTRAORDINARY ITEM                       536,183        620,380        587,430
EXTRAORDINARY LOSS - UK WINDFALL TAX                      -          (109,419)          -
                                                    ----------     ----------     ----------
NET INCOME                                          $  536,183     $  510,961     $  587,430
                                                    ----------     ----------     ----------
                                                    ----------     ----------     ----------
AVERAGE NUMBER OF SHARES OUTSTANDING                   190,774        189,039        187,321
                                                    ----------     ----------     ----------
                                                    ----------     ----------     ----------
EARNINGS PER SHARE:

  Before Extraordinary Item                              $2.81          $3.28          $3.14
  Extraordinary Loss                                       -            (0.58)           -
                                                    ----------     ----------     ----------
  Net Income                                             $2.81          $2.70          $3.14
                                                    ----------     ----------     ----------
                                                    ----------     ----------     ----------
CASH DIVIDENDS PAID PER SHARE                            $2.40          $2.40          $2.40
                                                    ----------     ----------     ----------
                                                    ----------     ----------     ----------

                 ----------------------------------------------------

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
(in thousands)


                                                             Year Ended December 31,
                                                   ------------------------------------------
                                                       1998           1997           1996
                                                       ----           ----           ----

RETAINED EARNINGS JANUARY 1                         $1,605,017     $1,547,746     $1,409,645
NET INCOME                                             536,183        510,961        587,430
DEDUCTIONS:
  Cash Dividends Declared                              457,638        453,453        449,353
  Other                                                      1            237            (24)
                                                    ----------     ----------     ----------
RETAINED EARNINGS DECEMBER 31                       $1,683,561     $1,605,017     $1,547,746
                                                    ----------     ----------     ----------
                                                    ----------     ----------     ----------

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(in thousands - except share data)


                                                                       December 31,
                                                              ----------------------------
                                                                 1998              1997
                                                                 ----              ----
ASSETS

ELECTRIC UTILITY PLANT:

  Production                                                 $ 9,591,211       $ 9,493,158
  Transmission                                                 3,570,717         3,501,580
  Distribution                                                 4,779,772         4,654,234
  General (including mining assets and nuclear fuel)           1,641,676         1,604,671
  Construction Work in Progress                                  562,891           342,842
                                                             -----------       -----------
           Total Electric Utility Plant                       20,146,267        19,596,485
  Accumulated Depreciation and Amortization                    8,416,397         7,963,636
                                                             -----------       -----------
          NET ELECTRIC UTILITY PLANT                          11,729,870        11,632,849
                                                             -----------       -----------

OTHER PLANT                                                      841,451            62,213
                                                             -----------       -----------

OTHER PROPERTY AND INVESTMENTS                                 2,515,103         1,294,291
                                                             -----------       -----------

CURRENT ASSETS:
  Cash and Cash Equivalents                                      172,985            91,481
  Accounts Receivable:
    Customers                                                    557,382           559,203
    Miscellaneous                                                360,783           115,075
    Allowance for Uncollectible Accounts                         (11,075)           (6,760)
  Fuel - at average cost                                         215,699           224,967
  Materials and Supplies - at average cost                       279,823           263,613
  Accrued Utility Revenues                                       186,006           189,191
  Energy Marketing and Trading Contracts                         372,380             2,306
  Prepayments and Other                                           83,686            81,366
                                                             -----------       -----------
          TOTAL CURRENT ASSETS                                 2,217,669         1,520,442
                                                             -----------       -----------

REGULATORY ASSETS                                              1,846,718         1,817,540
                                                             -----------       -----------
DEFERRED CHARGES                                                 332,391           288,011
                                                             -----------       -----------
            TOTAL                                            $19,483,202       $16,615,346
                                                             -----------       -----------
                                                             -----------       -----------


See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS


                                                                          December 31,
                                                                   --------------------------
                                                                      1998           1997
                                                                      ----           ----
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock-Par Value $6.50:

                            1998          1997
                            ----          ----
    Shares Authorized. .600,000,000   300,000,000
    Shares Issued. . . .200,816,469   198,989,981

    (8,999,992 shares were held in treasury)                      $ 1,305,307    $ 1,293,435
  Paid-in Capital                                                   1,852,912      1,778,782
  Retained Earnings                                                 1,683,561      1,605,017
                                                                  -----------    -----------
          Total Common Shareholders' Equity                         4,841,780      4,677,234
  Cumulative Preferred Stocks of Subsidiaries:*
    Not Subject to Mandatory Redemption                                46,002         46,724
    Subject to Mandatory Redemption                                   127,605        127,605
  Long-term Debt*                                                   6,799,641      5,129,463
                                                                  -----------    -----------
          TOTAL CAPITALIZATION                                     11,815,028      9,981,026
                                                                  -----------    -----------
OTHER NONCURRENT LIABILITIES                                        1,428,968      1,246,537
                                                                  -----------    -----------
CURRENT LIABILITIES:
  Long-term Debt Due Within One Year*                                 206,476        294,454
  Short-term Debt                                                     616,604        555,075
  Accounts Payable                                                    618,019        353,256
  Taxes Accrued                                                       381,905        380,771
  Interest Accrued                                                     75,184         76,361
  Obligations Under Capital Leases                                     81,661        101,089
  Energy Marketing and Trading Contracts                              360,248          1,983
  Other                                                               461,540        322,687
                                                                  -----------    -----------
          TOTAL CURRENT LIABILITIES                                 2,801,637      2,085,676
                                                                  -----------    -----------
DEFERRED INCOME TAXES                                               2,601,402      2,560,921
                                                                  -----------    -----------
DEFERRED INVESTMENT TAX CREDITS                                       350,946        376,250
                                                                  -----------    -----------
DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2           222,042        231,320
                                                                  -----------    -----------
DEFERRED CREDITS                                                      263,179        133,616
                                                                  -----------    -----------
COMMITMENTS AND CONTINGENCIES (Note 4)

            TOTAL                                                 $19,483,202    $16,615,346
                                                                  -----------    -----------
                                                                  -----------    -----------


* See Accompanying Schedules.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)


                                                             Year Ended December 31,
                                                  --------------------------------------------
                                                      1998            1997            1996
                                                      ----            ----            ----
OPERATING ACTIVITIES:
  Net Income                                      $   536,183     $   510,961     $   587,430
  Adjustments for Noncash Items:
    Depreciation and Amortization                     619,557         608,217         590,657
    Deferred Federal Income Taxes                      41,449          (6,549)        (21,478)
    Deferred Investment Tax Credits                   (25,304)        (25,241)        (25,808)
    Amortization of Operating Expenses
      and Carrying Charges (net)                       14,786          12,001          55,458
    Equity in Earnings of Yorkshire
      Electricity Group plc                           (38,459)        (33,780)           -
    Extraordinary Item - UK Windfall Tax                 -            109,419            -
    Deferred Costs Under Fuel Clause Mechanisms       (73,219)        (52,469)             51
  Changes in Certain Current Assets
    and Liabilities:
      Accounts Receivable (net)                      (141,637)       (136,186)        (39,049)
      Fuel, Materials and Supplies                      2,108          (1,427)         35,831
      Accrued Utility Revenues                          3,185         (14,225)         32,953
      Accounts Payable                                200,195         147,029         (13,915)
      Taxes Accrued                                      (826)        (33,402)         (6,019)
  Payment of Disputed Tax and Interest
    Related to COLI                                  (302,739)         (3,080)           -
  Other (net)                                         194,247         116,654          40,951
                                                   ----------     -----------      ----------
        Net Cash Flows From Operating Activities    1,029,526       1,197,922       1,237,062
                                                   ----------     -----------      ----------
INVESTING ACTIVITIES:
  Construction Expenditures                          (792,118)       (760,394)       (577,691)
  Investment in Yorkshire Electricity Group plc          -           (363,436)           -
  Investment in CitiPower                          (1,054,081)           -               -
  Investment in Gas Assets                           (340,131)           -               -
  Other                                               (26,370)          2,142          12,283
                                                   ----------     -----------      ----------
        Net Cash Flows Used For
          Investing Activities                     (2,212,700)     (1,121,688)       (565,408)
                                                   ----------     -----------      ----------
FINANCING ACTIVITIES:
  Issuance of Common Stock                             85,515          76,745          65,461
  Issuance of Long-term Debt                        2,491,113         880,522         407,291
  Retirement of Cumulative Preferred Stock               (547)       (433,329)        (70,761)
  Retirement of Long-term Debt                       (915,294)       (348,157)       (601,278)
  Change in Short-term Debt (net)                      61,529         235,380         (45,430)
  Dividends Paid on Common Stock                     (457,638)       (453,453)       (449,353)
                                                   ----------     -----------      ----------
        Net Cash Flows From (Used For)
          Financing Activities                      1,264,678         (42,292)       (694,070)
                                                   ----------     -----------      ----------
Net Increase (Decrease) in Cash and
  Cash Equivalents                                     81,504          33,942         (22,416)
Cash and Cash Equivalents January 1                    91,481          57,539          79,955
                                                   ----------     -----------      ----------
Cash and Cash Equivalents December 31              $  172,985     $    91,481      $   57,539
                                                   ----------     -----------      ----------
                                                   ----------     -----------      ----------

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES:

Organization - American Electric Power (AEP or the Company) is one of the United States' (US) largest investor-owned public utility holding companies engaged in the generation, purchase, transmission and distribution of electric power to 3 million retail customers in its seven state service territory which covers portions of Ohio, Michigan, Indiana, Kentucky, West Virginia, Virginia and Tennessee. Electric power is also supplied at wholesale to neighboring utility systems and power marketers. AEP also has other energy holdings in the US, the United Kingdom (UK), China and Australia.

The organization of AEP consists of American Electric Power Company, Inc. (AEP Co., Inc.), the parent holding company; seven domestic regulated electric utility operating companies (domestic utility subsidiaries); a domestic generating subsidiary, AEP Generating Company (AEGCo); three active coal-mining companies; a service company, American Electric Power Service Corporation (AEPSC); AEP Resources, Inc. (AEPR) which invests in, owns and operates non-regulated energy-related domestic and international projects; AEP Energy Services, Inc. (AEPES) which markets and trades energy commodities; and other subsidiaries that provide non-regulated energy and communication services.

The following domestic utility subsidiaries pool their generating and transmission facilities and operate them as an integrated system: Appalachian Power Company (APCo), Columbus Southern Power Company (CSPCo), Indiana Michigan Power Company (I&M), Kentucky Power Company (KPCo) and Ohio Power Company (OPCo). The remaining two domestic utility subsidiaries, Kingsport Power Company (KGPCo) and Wheeling Power Company (WPCo) are distribution companies that purchase power from APCo and OPCo, respectively. AEPSC provides management and professional services to the AEP System subsidiaries. The active coal-mining companies are wholly-owned by OPCo and sell most of their production to OPCo. AEGCo has a 50% interest in the Rockport Plant which is comprised of two of the AEP System's six 1,300 megawatt (mw) generating units. AEPR owns 50% of Yorkshire Electricity Group plc (Yorkshire), a supply and distribution electric company in the UK (see Note
7); 70% of a joint venture which is constructing a two-unit power plant nearing completion in China; 20% of Pacific Hydro, an Australian hydroelectric generating company; all of the assets of a midstream natural gas operation in Louisiana and 100% of CitiPower, a Melbourne, Australia distribution utility. The acquisitions of the midstream natural gas assets and CitiPower were completed in December 1998 (see Note 6). AEPES currently markets and trades natural gas. The non-regulated subsidiaries are engaged in providing power engineering, consulting and management services around the world and fiber, wireless and information communication services in the US.

Although the domestic utility subsidiaries are managed centrally by AEPSC and operate as American Electric Power they and AEPSC have not changed their names and remain separate legal entities.

RATE REGULATION - The AEP System is subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of

1935 (1935 Act). The rates charged by the domestic utility subsidiaries are approved by the Federal Energy Regulatory Commission (FERC) or the state utility commissions as applicable. The FERC regulates wholesale rates and the state commissions regulate retail rates.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include AEP Co., Inc. and its wholly-owned and majority-owned subsidiaries consolidated with their wholly-owned subsidiaries. Significant intercompany items are eliminated in consolidation. Yorkshire and Pacific Hydro are accounted for using the equity method.

BASIS OF ACCOUNTING - As the owner of cost-based rate-regulated electric public utility companies, AEP Co., Inc.'s consolidated financial statements reflect the actions of regulators that result in the recognition of revenues and expenses in different time periods than enterprises that are not rate regulated. In accordance with Statement of Financial Accounting Standards
(SFAS) 71, "Accounting for the Effects of Certain Types of Regulation," regulatory assets (deferred expenses) and regulatory liabilities (deferred income) are recorded to reflect the economic effects of regulation and to match expenses with regulated revenues.

USE OF ESTIMATES - The preparation of these financial statements in conformity with generally accepted accounting principles requires in certain instances the use of estimates. Actual results could differ from those estimates.

REGULATED UTILITY PLANT - Electric utility plant, which represents the costs of service rate-regulated fixed assets of the domestic electric utility subsidiaries, is stated at original cost and is generally subject to first mortgage liens. Additions, major replacements and betterments are added to the plant accounts. Retirements from the plant accounts and associated removal costs, net of salvage, are deducted from accumulated depreciation. The costs of labor, materials and overheads incurred to operate and maintain regulated domestic utility plant are included in operating expenses. The distribution utility plant assets of CitiPower are included in other plant.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION (AFUDC) - AFUDC is a noncash nonoperating income item that is recovered over the service life of utility plant through depreciation and represents the estimated cost of borrowed and equity funds used to finance construction projects. The amounts of AFUDC for 1998, 1997 and 1996 were not significant.

DEPRECIATION, DEPLETION AND AMORTIZATION - Depreciation is provided on a straight-line basis over the estimated useful lives of property other than coal-mining property and is calculated largely through the use of composite rates by functional class. The annual composite depreciation rates for regulated utility plant for 1998, 1997 and 1996 were as follows:


Functional Class                 Annual Composite
of Property                     Depreciation Rates
-----------------               ------------------
Production:
  Steam-Nuclear                             3.4%
  Steam-Fossil-Fired                3.2% to 4.4%
  Hydroelectric-Conventional
    and Pumped Storage              2.7% to 3.4%
Transmission                        1.7% to 2.7%
Distribution                        3.3% to 4.2%
General                             2.5% to 3.8%


The domestic utility subsidiaries presently recover amounts to be used for demolition and removal of non-nuclear plant through depreciation charges included in rates. Depreciation, depletion and amortization of coal-mining assets is provided over each asset's estimated useful life or the estimated life of the mine, whichever is shorter, ranging up to 30 years, and is calculated using the straight-line method for mining structures and equipment. The units-of-production method is used to amortize coal rights and mine development costs based on estimated recoverable tonnages at a current average rate of $1.85 per ton in 1998, $1.91 per ton in 1997 and $1.49 per ton in 1996. These costs are included in the cost of coal charged to fuel expense.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

FOREIGN CURRENCY TRANSLATION - The financial statements of subsidiaries outside the US are measured using the local currency as the functional currency. Assets and liabilities are translated to US dollars at year-end rates of exchange and revenues and expenses are translated at monthly average exchange rates throughout the year. Currency translation gain and loss adjustments are accumulated in shareholders' equity. The accumulated total of such adjustments at December 31, 1998 and 1997 is not material. Currency transaction gains and losses are recorded in income.

DERIVATIVE FINANCIAL INSTRUMENTS - During 1998, the Company substantially increased the volume of its wholesale electricity and natural gas marketing and trading transactions (trading activities). Trading activities involve the sale of energy under physical forward contracts at fixed and variable prices and the trading of energy contracts including exchange traded futures and options, over-the-counter options and swaps. The majority of these transactions represent physical forward contracts in the Company's traditional marketing area and are typically settled by entering into offsetting contracts. The net revenues from these transactions in the Company's traditional economic marketing area are included in regulated revenues for ratemaking, regulatory accounting and reporting purposes.

The Company has also purchased and sold electricity and gas options, futures and swaps, and entered into forward purchase and sale contracts for electricity outside its traditional marketing area. These transactions represent non-regulated trading activities that are included in nonoperating income. The unrealized mark-to-market gains and losses from such non-regulated trading activity are reported as assets and liabilities, respectively.

The Company enters into contracts to manage the exposure to unfavorable changes in the cost of debt to be issued. These anticipatory debt instruments are entered into in order to manage the change in interest rates between the time a debt offering is initiated and the issuance of the debt (usually a period of 60 days). Gains or losses are deferred and amortized over the life of the debt issuance. There were no such forward contracts outstanding at December 31, 1998 or 1997.

See Note 11 - Financial Instruments, Credit and Risk Management for further discussion.

OPERATING REVENUES AND FUEL COSTS - Revenues include the accrual of electricity consumed but unbilled at month-end as well as billed revenues. Fuel costs are matched with revenues in accordance with rate commission orders. Generally in the retail jurisdictions, changes in fuel costs are deferred or revenues accrued until approved by the regulatory commission for billing or refund to customers in later months. Wholesale jurisdictional fuel cost changes are expensed and billed as incurred.

LEVELIZATION OF NUCLEAR REFUELING OUTAGE COSTS - In accordance with SFAS 71 incremental operation and maintenance costs associated with refueling outages at I&M's Cook Plant are deferred and amortized over the period beginning with the commencement of an outage and ending with the beginning of the next outage.

INCOME TAXES - The Company follows the liability method of accounting for income taxes as prescribed by SFAS 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes are provided for all temporary differences between the book cost and tax basis of assets and liabilities which will result in a future tax consequence. Where the flow-through method of accounting for temporary differences is reflected in rates, deferred income taxes are recorded with related regulatory assets and liabilities in accordance with SFAS 71.

INVESTMENT TAX CREDITS - Investment tax credits have been accounted for under the flow-through method except where regulatory commissions have reflected investment tax credits in the rate-making process on a deferral basis. Deferred investment tax credits are being amortized over the life of the related plant investment.

DEBT AND PREFERRED STOCK - Gains and losses on reacquisition of debt are deferred and amortized over the remaining term of the reacquired debt in accordance with rate-making treatment. If the debt is refinanced, the reacquisition costs are deferred and amortized over the term of the replacement debt commensurate with their recovery in rates.

Discount or premium and expenses of debt issuances are amortized over the term of the related debt, with the amortization included in interest charges.

Redemption premiums paid to reacquire preferred stock are included in paid-in capital and amortized to retained earnings commensurate with their recovery in rates. The excess of par value over costs of preferred stock reacquired is credited to paid-in capital and amortized to retained earnings.

OTHER PLANT - Other plant is comprised primarily of the plant and its related construction work in progress for midstream gas operations, an Australian distribution company and a Chinese generation project.

OTHER PROPERTY AND INVESTMENTS - Other property and investments are comprised primarily of nuclear decommissioning and spent nuclear fuel disposal trust funds; licenses for operating franchises and goodwill for the Australian distribution company; amounts for corporate owned life insurance and a related disputed tax payment; and the investment in Yorkshire and Pacific Hydro which are accounted for under the equity method of accounting. Securities held in trust funds for decommissioning nuclear facilities and for the disposal of spent nuclear fuel are recorded at market value in accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities in the trust funds have been classified as available-for-sale due to their long-term purpose. Unrealized gains and losses from securities in these trust funds are not reported in equity but result in adjustments to the liability account for the nuclear decommissioning trust funds and to regulatory assets or liabilities for the spent nuclear fuel disposal trust funds. Excluding decommissioning and spent nuclear fuel disposal trust funds and the investment in Yorkshire and Pacific Hydro, other property and investments are stated at cost.

EPS - Earnings per share is determined based upon the weighted average number of shares outstanding. There are no dilutive potential common shares. Therefore, the computation of earnings per share is the same for basic earnings per share and diluted earnings per share.

COMPREHENSIVE INCOME - There were no material differences between net income and comprehensive income.

RECLASSIFICATION - In the fourth quarter of 1998 the Company changed the presentation of its trading activities from a gross basis (purchases and sales reported separately) to a net basis (net amount from transactions reported as revenues). This reclassification had no impact on net income. Certain prior year amounts have been reclassified to conform to current year presentation. Such reclassification had no impact on previously reported net income.

2. RATE MATTERS:

OPCO'S RECOVERY OF FUEL COSTS - Under the terms of a 1992 stipulation agreement the cost of coal burned at the Gavin Plant is subject to a 15-year predetermined price of $1.575 per million Btu's with quarterly escalation adjustments through November 2009. A 1995 Settlement Agreement set the fuel component of the electric fuel component (EFC) factor at 1.465 cents per Kwh for the period June 1, 1995 through November 30, 1998. With the end of the period covered by the 1995 Settlement Agreement, the escalated Gavin predetermined price cap under the stipulation agreement will determine Ohio jurisdictional fuel recoveries. To the extent the actual cost of coal burned at the Gavin Plant is below the predetermined prices, the stipulation agreement provides OPCo with the opportunity to recover over its term the Ohio jurisdictional share of OPCo's investment in and the liabilities and future shut-down costs of its affiliated mines as well as any fuel costs incurred above the predetermined rate. The Company announced plans to close the Muskingum mine which supplies all of its output to OPCo. The mine will be closed in October 1999 and efforts will begin to reclaim the properties, sell or scrap all mining equipment, terminate both capital and operating leases and perform other miscellaneous activities necessary to shut down the mine. Reclamation activities should be completed approximately two years after shutdown, postremediation monitoring is anticipated to continue for five years after completion of reclamation. The Company established a liability for mine closing costs of $44.6 million comprised of a curtailment loss of $24.7 million, provisions for workers compensation claims incurred through October 1998 of $4.7 million, severance costs of $4.1 million (related to approximately 200 employees), postremediation monitoring costs of $4.9 million, write-off of remaining materials and supplies of $4.6 million and other mine site closure costs of $1.6 million. Pursuant to terms of the agreements, $18.5 million of these accrued mine closure costs have been deferred for the Muskingum mine, the remainder are included in fuel expense on the Consolidated Statements of Income. For the three years ended December 31, 1998, 1997 and 1996 revenues and net income from the Muskingum mining operation were $110.2 million and $1,000; $66.3 million and zero; and $65.5 million and $1.8 million; respectively. After full recovery of the deferrals or after November 2009, whichever comes first, the price that OPCo can recover for coal from its affiliated Meigs mine which supplies the

Gavin Plant will be limited to the lower of cost or market price at the time. Pursuant to these agreements OPCo has deferred for future recovery $106 million at December 31, 1998.

Based on the estimated future cost of coal burned at Gavin Plant, management believes that the Ohio jurisdictional portion of the investment in and liabilities and closing costs of the affiliated mining operations including deferred amounts will be recovered under the terms of the predetermined price agreement. Management intends to seek from non-Ohio jurisdictional ratepayers recovery of the non-Ohio jurisdictional portion of the investment in and the liabilities and closing costs of the affiliated Meigs, Muskingum and Windsor mines. The non-Ohio jurisdictional portion of shutdown costs for these mines which includes the investment in the mines, leased asset buy-outs, reclamation costs and employee benefits is estimated to be approximately $100 million after tax at December 31, 1998.

Management anticipates closing the Windsor mine in December 2000 in order to comply with the Phase II requirements of the Clean Air Act Amendments of 1990
(CAAA) or it could close earlier depending on the economics of continued operation under the terms of the above stipulation agreement. Unless the cost of affiliated coal production and/or shutdown costs of the Meigs, Muskingum and Windsor mines can be recovered, results of operations, cash flows and possibly financial condition would be adversely affected.

3. EFFECTS OF REGULATION AND PHASE-IN PLANS:

In accordance with SFAS 71 the consolidated financial statements include assets (deferred expenses) and liabilities (deferred income) recorded in accordance with regulatory actions to match expenses and revenues from cost-based rates. Regulatory assets are expected to be recovered in future periods through the rate-making process and regulatory liabilities are expected to reduce future cost recoveries. Management has reviewed the evidence currently available and concluded that it continues to meet the requirements to apply SFAS 71. In the event a portion of the Company's business no longer met these requirements, net regulatory assets would have to be written off for that portion of the business and assets attributable to that portion of the business would have to be tested for possible impairment and if required an impairment loss recorded unless the net regulatory assets and impairment losses are recoverable as a stranded cost.

Recognized regulatory assets and liabilities are comprised of the following at:


                                                       December 31,
                                               ---------------------------
                                                  1998             1997
                                                  ----             ----
                                                     (in thousands)
Regulatory Assets:
   Amounts Due From Customers For
      Future Income Taxes                      $1,324,217      $1,372,926
   Deferred Fuel Costs                            193,430          75,552
   Unamortized Loss on Reacquired Debt             90,997          96,793
   Other                                          238,074         272,269
                                               ----------      ----------
   Total Regulatory Assets                     $1,846,718      $1,817,540
                                               ----------      ----------
                                               ----------      ----------
Regulatory Liabilities:
   Deferred Investment Tax Credits               $350,946        $376,250
   Other Regulatory Liabilities*                  147,569          78,802
                                               ----------      ----------
    Total Regulatory Liabilities                 $498,515        $455,052
                                               ----------      ----------
                                               ----------      ----------


* Included in Deferred Credits on Consolidated Balance Sheets

At January 1, 1997 rate phase-in plan deferrals existed for the Zimmer Plant and Rockport Plant Unit 1. The Zimmer Plant is a 1,300 mw coal-fired plant which commenced commercial operation in 1991. CSPCo owns 25.4% of the plant with the remainder owned by two unaffiliated companies. As a result of an Ohio Supreme Court decision, in January 1994 the PUCO approved a temporary 3.39% surcharge effective February 1, 1994. In June 1997 the Company completed recovery of its Zimmer Plant phase-in plan deferrals and discontinued the 3.39% temporary rate surcharge. In 1997 and 1996 $15.4 million and $31.5 million, respectively, of net phase-in deferrals were collected through the surcharge.

The Rockport Plant consists of two 1,300 mw coal-fired units. I&M and AEGCo each own 50% of one unit (Rockport 1) and lease a 50% interest in the other unit (Rockport 2) from unaffiliated lessors under an operating lease. The gain on the sale and leaseback of Rockport 2 was deferred and is being amortized, with related taxes, over the initial lease term which expires in 2022. Rate phase-in plans in the Indiana and the FERC jurisdictions provided for the recovery and straight-line amortization of deferred Rockport Plant Unit 1 costs over a ten year period that ended in 1997. In 1997 and 1996 amortization and recovery of the deferred Rockport Plant Unit 1 phase-in plan costs were $11.9 million and $15.6 million, respectively. During the recovery period net income was unaffected by the recovery of the phase-in deferrals.

4. COMMITMENTS AND CONTINGENCIES:

CONSTRUCTION AND OTHER COMMITMENTS - The AEP System has substantial construction commitments to support its utility operations including the replacement of the Cook Plant Unit 1 steam generators. Such commitments do not presently include any expenditures for new generating capacity. Aggregate construction expenditures for 1999-2001 are estimated to be $2.4 billion including construction cost estimates for the newly acquired CitiPower and midstream gas assets.

Long-term domestic fuel supply contracts contain clauses for periodic price adjustments, and most domestic jurisdictions have fuel clause mechanisms that provide for recovery of changes in the cost of fuel with the regulators' review and approval. The contracts are for various terms, the longest of which extends to the year 2014, and contain various clauses that would release the Company from its obligation under certain force majeure conditions.

The AEP System has contracted to sell approximately 1,100 mw of capacity domestically on a long-term basis to unaffiliated utilities. Certain contracts totaling 750 mw of capacity are unit power agreements requiring the delivery of energy only if the unit capacity is available. The power sales contracts expire from 1999 to 2010.

NUCLEAR PLANT - I&M owns and operates the two-unit 2,110 mw Cook Plant under licenses granted by the Nuclear Regulatory Commission (NRC). The operation of a nuclear facility involves special risks, potential liabilities, and specific regulatory and safety requirements. Should a nuclear incident occur at any nuclear power plant facility in the US, the resultant liability could be substantial. By agreement I&M is partially liable together with all other electric utility companies that own nuclear generating units for a nuclear power plant incident. In the event nuclear losses or liabilities are underinsured or exceed accumulated funds and recovery in rates is not possible, results of operations, cash flows and financial condition could be negatively affected.

NUCLEAR PLANT SHUTDOWN - I&M shut down both units of the Cook Nuclear Plant in September 1997 due to questions, which arose during a NRC architect engineer design inspection, regarding the operability of certain safety systems. The NRC issued a Confirmatory Action Letter in September 1997 requiring I&M to address the issues identified in the letter. I&M is working with the NRC to resolve the remaining open issue in the letter.

In April 1998 the NRC notified I&M that it had convened a Restart Panel for Cook Plant. A list of required restart activities was provided by the NRC in July 1998 and in October the NRC expanded the list. In order to identify and resolve the issues necessary to restart the Cook units, I&M is and will be meeting with the Panel on a regular basis, until the units are returned to service.

In January 1999 I&M announced that it will conduct additional engineering reviews at the Cook Plant that will delay restart of the units. Previously, the units were scheduled to return to service at the end of the first and second quarters of 1999. The decision to delay restart resulted from internal assessments that indicated a need to conduct expanded system readiness reviews. A new restart schedule will be developed based on the results of the expanded reviews and should be available in June 1999. When maintenance and other activities required for restart are complete, I&M will seek concurrence from the NRC to return the Cook Plant to service. Until these additional reviews are completed, management is unable to determine when the units will be returned to service. Unless the costs of the extended outage and restart efforts are recovered from customers, there would be a material adverse effect on results of operations, cash flows and possibly financial condition.

The incremental cost incurred in 1997 and 1998 for restart of the Cook units were $6 million and $78 million, respectively, and recorded as operation and maintenance expense. Currently incremental restart expenses are approximately $12 million a month.

In July 1998 I&M received an "adverse trend letter" from the NRC indicating that NRC senior managers determined that there had been a slow decline in performance at the Cook Plant during the 18 month period preceding the letter. The letter indicated that the NRC will closely monitor efforts to address issues at Cook Plant through additional inspection activities. In October 1998 the NRC issued I&M a Notice of Violation and proposed a $500,000 civil penalty for alleged violations at the Cook Plant discovered during five inspections conducted between August 1997 and April 1998. I&M paid the penalty.

The cost of electricity supplied to certain retail customers rose due to the outage of the two units since higher cost coal-fired generation and coal based purchased power were substituted for low cost nuclear generation. I&M's Indiana and Michigan retail jurisdictional fuel cost recovery mechanisms permit the recovery, subject to regulatory commission review and approval, of changes in fuel costs including the fuel component of purchased power in the Indiana jurisdiction and changes in replacement power in the Michigan jurisdiction. The Indiana Utility Regulatory Commission approved, subject to future reconciliation or refund, agreements authorizing I&M, during the billing months of July 1998 through March 1999, to include in rates a fuel cost adjustment factor less than that requested by I&M. The agreements provide the parties to the proceedings with the opportunity to conduct discovery regarding certain issues that were raised in the proceedings, including the appropriateness of the recovery of replacement energy cost due to the extended Cook Plant outage, in anticipation of resolving the issues in a future fuel cost adjustment proceeding. A regulatory asset in the amount of $65 million has been recorded at December 31, 1998.

Historically, the Company has been permitted to recover through the fuel recovery mechanism the cost of replacement energy during outages. Management believes that it should be allowed to recover the deferred Cook replacement energy costs; however, if recovery of the replacement costs is denied, future results of operations and cash flows would be adversely affected by the writeoff of the regulatory asset.

NUCLEAR INCIDENT LIABILITY - Public liability is limited by law to $9 billion should an incident occur at any licensed reactor in the United States. Commercially available insurance provides $200 million of coverage. In the event of a nuclear incident at any nuclear plant in the US the remainder of the liability would be provided by a deferred premium assessment of $88 million on each licensed reactor payable in annual installments of $10 million. As a result, I&M could be assessed $176 million per nuclear incident payable in annual installments of $20 million. The number of incidents for which payments could be required is not limited.

Nuclear insurance pools and other insurance policies provide $3 billion of property damage, decommissioning and decontamination coverage for the Cook Plant. Additional insurance provides coverage for extra costs resulting from a prolonged accidental Cook Plant outage. Some of the policies have deferred premium provisions which could be triggered by losses in excess of the insurer's resources. The losses could result from claims at the Cook Plant or certain other unaffiliated nuclear units. I&M could be assessed up to $23.2 million annually under these policies.

SPENT NUCLEAR FUEL (SNF) DISPOSAL - Federal law provides for government responsibility for permanent SNF disposal and assesses nuclear plant owners fees for SNF disposal. A fee of one mill per kilowatthour for fuel consumed after April 6, 1983 is being collected from customers and remitted to the US Treasury. Fees and related interest of $190 million for fuel consumed prior to April 7, 1983 have been recorded as long-term debt. I&M has not paid the government the pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program. At December 31, 1998, funds collected from customers towards payment of the pre-April 1983 fee and related earnings thereon approximate the liability.

DECOMMISSIONING AND LOW LEVEL WASTE ACCUMULATION DISPOSAL - Decommissioning costs are accrued over the service life of the Cook Plant. The licenses to operate the two nuclear units expire in 2014 and 2017. After expiration of the licenses the plant is expected to be decommissioned through dismantlement. The Company's latest estimate for decommissioning and low level radioactive waste accumulation disposal costs ranges from $700 million to $1,152 million in 1997 nondiscounted dollars. The wide range is caused by variables in assumptions including the estimated length of time SNF may need to be stored at the plant site subsequent to ceasing operations. This, in turn, depends on future developments in the federal government's SNF disposal program. Continued delays in the federal fuel disposal program can result in increased decommissioning costs. I&M is recovering estimated decommissioning costs in its three rate-making jurisdictions based on at least the lower end of the range in the most recent decommissioning study at the time of the last rate proceeding. I&M records decommissioning costs in other operation expense and records an increase in its noncurrent liabilities equal to the decommissioning cost recovered in rates; such amounts were $29 million in 1998,

$28 million in 1997 and $27 million in 1996. Decommissioning costs recovered from customers are deposited in external trusts. Trust fund earnings increase the fund assets and the recorded liability and decrease the amount needed to be recovered from ratepayers. During 1998 I&M withdrew $3 million and expects to withdrawal $8 million in 1999 for decommissioning of original steam generators removed from Unit 2. At December 31, 1998 and 1997, I&M has recognized a decommissioning liability of $446 million and $381 million, respectively, which is included in other noncurrent liabilities.

CLEAN AIR ACT/AIR QUALITY - The US Environmental Protection Agency (Federal
EPA) is required by the CAAA to issue rules to implement the law. In 1996 Federal EPA issued final rules governing nitrogen oxides (NOx) emissions that must be met after January 1, 2000 (Phase II of CAAA). The final rules will require substantial reductions in NOx emissions from certain types of boilers including those in AEP's power plants. To comply with Phase II of CAAA, the Company plans to install NOx emission control equipment on certain units and switch fuel at other units. Total capital costs to meet the requirements of Phase II of CAAA are estimated to be approximately $90 million of which $69 million has been incurred through December 31, 1998.

On September 24, 1998, Federal EPA finalized rules which require reductions in NOx emissions in 22 eastern states, including the states in which the Company's generating plants are located. The implementation of the final rules would be achieved through the revision of state implementation plans
(SIPs) by September 1999. SIPs are a procedural method used by each state to comply with Federal EPA rules. The final rules anticipate the imposition of a NOx reduction on utility sources of approximately 85% below 1990 emission levels by the year 2003. On October 30, 1998, a number of utilities, including the operating companies of the AEP System, filed petitions in the US Court of Appeals for the District of Columbia Circuit seeking a review of the final rules.

Should the states fail to adopt the required revisions to their SIPs within one year of the date of the final rules (September 24, 1999), Federal EPA has proposed to implement a federal plan to accomplish the NOx reductions. Federal EPA also proposed the approval of portions of petitions filed by eight northeastern states that would result in imposition of NOx emission reductions on utility and industrial sources in upwind midwestern states. These reductions are substantially the same as those required by the final NOx rules and could be adopted by Federal EPA in the event the states fail to implement SIPs in accordance with the final rules.

Preliminary estimates indicate that compliance costs could result in required capital expenditures of approximately $1.2 billion for the AEP System. Compliance costs cannot be estimated with certainty and the actual costs incurred to comply could be significantly different from this preliminary estimate depending upon the compliance alternatives selected to achieve reductions in NOx emissions. Unless such costs are recovered from customers, they would have a material adverse effect on results of operations, cash flows and possibly financial condition.

LITIGATION - The Internal Revenue Service (IRS) agents auditing the AEP System's consolidated federal income tax returns requested a ruling from their National Office that certain interest deductions claimed by the Company relating to AEP's corporate owned life insurance

(COLI) program should not be allowed. As a result of a suit filed in US District Court (discussed below) this request for ruling was withdrawn by the IRS agents. Adjustments have been or will be proposed by the IRS disallowing COLI interest deductions for taxable years 1991-96. A disallowance of the COLI interest deductions through December 31, 1998 would reduce earnings by approximately $316 million (including interest). The Company has made no provision for any possible adverse earnings impact from this matter.

In 1998 the Company made payments of taxes and interest attributable to COLI interest deductions for taxable years 1991-97 to avoid the potential assessment by the IRS of any additional above market rate interest on the contested amount. The payments to the IRS are included on the balance sheet in other property and investments pending the resolution of this matter. The Company will seek refund, either administratively or through litigation, of all amounts paid plus interest. In order to resolve this issue without further delay, on March 24, 1998, the Company filed suit against the US in the US District Court for the Southern District of Ohio. Management believes that it has a meritorious position and will vigorously pursue this lawsuit. In the event the resolution of this matter is unfavorable, it will have a material adverse impact on results of operations, cash flows and possibly financial condition.

The Company is involved in a number of other legal proceedings and claims. While management is unable to predict the ultimate outcome of litigation, it is not expected that the resolution of these matters will have a material adverse effect on the results of operations, cash flows or financial condition.

5. PROPOSED MERGER

In December 1997 the Company and Central and South West Corporation (CSW) agreed to merge. At the 1998 annual meeting AEP shareholders approved the issuance of common shares to effect the merger and approved an increase in the number of authorized shares of AEP Common Stock from 300,000,000 to 600,000,000 shares. CSW stockholders approved the merger at their May 1998 annual meeting. Approval of the merger has been requested from the FERC, the SEC, the NRC and all of CSW's state regulatory commissions: Arkansas, Louisiana, Oklahoma and Texas. In the near future, AEP and CSW plan to make the final two filings associated with approval of the merger with the Federal Communications Commission and the Department of Justice.

Regulatory approvals for the merger have been received from the Arkansas Public Service Commission (APSC) and the NRC. In December 1998 the APSC approved a stipulated agreement related to a proposed merger regulatory plan submitted by the Company, CSW and CSW's Arkansas operating subsidiary, Southwestern Electric Power Company. The regulatory plan, agreed to with the APSC staff, provides for a sharing of net merger savings through a $6 million rate reduction over 5 years following the completion of the merger.

The application to the NRC by CSW's operating subsidiary, Central Power and Light Company (CPL), requesting permission to transfer indirect control of the license from CSW to AEP for CPL's interest in the South Texas Project nuclear generating station was approved by the NRC in November 1998.

In October 1998 the Oklahoma Corporation Commission (OCC) approved plans by AEP and CSW to submit an amended filing seeking approval of the proposed merger. The amended application is being made as a result of an Oklahoma administrative law judge's recommendation that the merger filing be dismissed without prejudice for lack of sufficient information regarding the potential impact of the merger on the retail electric market in Oklahoma. An amended application was filed in Oklahoma in February 1999. Submission of the amended application will reset Oklahoma's 90-day statutory time period for OCC action on the merger phase of the application.

A settlement agreement between AEP, CSW and certain key parties to the Texas merger proceeding has been reached. The staff of the Public Utility Commission of Texas was not a signatory to the settlement agreement, which resolves all issues for the signatories. The settlement provides for, among other things, rate reductions totaling approximately $180 million over a six year period following completion of the merger to share net merger savings of $84 million and settle existing rate issues of $96 million. Hearings are scheduled for April 1999.

In July 1998 the FERC issued an order which confirmed that a 250 megawatt firm contract path with the Ameren System is available. The contract path was obtained by AEP and CSW to meet the requirement of the 1935 Act that the two systems operate on an integrated and coordinated basis.

In November 1998 the FERC issued an order establishing hearing procedures for the merger and scheduled the hearings to begin on June 1, 1999. The FERC order indicated that the review of the proposed merger will address the issues of competition, market power and customer protection and instructed the companies to refile an updated market power study which was done in January 1999.

The proposed merger of CSW into AEP would result in common ownership of two UK regional electricity companies (RECs), Yorkshire and Seeboard, plc. AEP has a 50% interest in Yorkshire and CSW has a 100% interest in Seeboard. Although the merger of CSW into AEP is not subject to approval by UK regulatory authorities, the common ownership of two UK RECs could be referred by the UK Secretary of State for Trade and Industry to the UK Monopolies and Mergers Commission for investigation.

AEP has received a request from the staff of the Kentucky Public Service Commission (KPSC) to file an application seeking KPSC approval for the indirect change in control of Kentucky Power Company that will occur as a result of the proposed merger. Although AEP does not believe that the KPSC has the jurisdictional authority to approve the merger, management will prepare a merger application filing to be made with the KPSC, which is expected to be filed by April 15, 1999. Under the governing statute the KPSC must act on the application within 60 days. Therefore this is not expected to impact the timing of the merger.

The merger is conditioned upon, among other things, the approval of the above state and federal regulatory agencies. The transaction must satisfy many conditions a number of which may not be waived by the parties, including the condition that the merger must be accounted for as a pooling of interests. The merger agreement will terminate on December 31, 1999 unless extended by either party as provided in the merger agreement. Although consummation of the merger is expected to occur in the fourth quarter of 1999, the Company is unable to predict the outcome or the timing of the required regulatory proceedings.

As of December 31, 1998 the Company had deferred $20 million of incremental costs incurred in connection with the proposed merger. The amounts deferred are included in deferred charges on the Consolidated Balance Sheets.

6. ACQUISITIONS

The Company completed two non-regulated energy related acquisitions in 1998 through a subsidiary, AEPR. Both acquisitions have been included in the December 31, 1998 consolidated financial statements using the purchase method of accounting. The first acquisition was of CitiPower, an Australian distribution utility, that serves approximately 240,000 customers in Melbourne with 3,100 miles of distribution lines in a service area of approximately 100 square miles. All of the stock of CitiPower was acquired on December 31, 1998 for approximately $1.1 billion. The acquisition of CitiPower had no effect on the results of operations for 1998. The financial statements reflect a preliminary purchase price allocation. Estimated goodwill of $557 million has been recorded in other property and investments which will be amortized over a period of not more than 40 years.

The second acquisition was of midstream gas operations that include a fully integrated natural gas gathering, processing, storage and transportation operation in Louisiana and a gas trading and marketing operation in Houston. The gas operations were acquired for approximately $340 million, including working capital funds, on December 1, 1998 with one month of earnings reflected in AEP's consolidated results of operations for the year ended December 31, 1998. The financial statements reflect a preliminary purchase price allocation. Estimated goodwill of approximately $158 million for the midstream gas storage operations and $17 million for the gas trading and marketing operation has been recorded in other property and investments and is being amortized on a straight-line basis over not more than 40 years and 10 years, respectively.

7. YORKSHIRE ACQUISITION AND UK WINDFALL TAX

In April 1997 the Company and New Century Energies, Inc. through an equally owned joint venture, Yorkshire Power Group Limited (YPG), acquired all of the outstanding shares of Yorkshire. Total consideration paid by the joint venture was approximately $2.4 billion which was financed by a combination of equity and non-recourse debt. The Company uses the equity method of accounting for its investment in YPG. The Company's investment in the joint venture was $325.8 million and $287.4 million at December 31, 1998 and 1997, respectively, and is included in other property and investments.

In July 1997 the British government enacted a new law that imposed a one-time windfall tax on a revised privatization value which originally had been computed in 1990 on certain privatized utilities. The windfall tax is actually an adjustment by the UK government of the original privatization price. The windfall tax liability for Yorkshire was 134 million pounds sterling ($219 million) and was paid in two equal installments made in December 1997 and December 1998. The Company's $109.4 million share of the tax is reported as an extraordinary loss in 1997.

The 1998 equity earnings from the Yorkshire investment are $38.5 million and are included in nonoperating income. Equity earnings from the Yorkshire investment for 1997, excluding the extraordinary loss, were $34 million.

The following amounts which are not included in AEP's consolidated financial statements represent summarized consolidated financial information of YPG:


                                                       December 31,
                                                 ------------------------
                                                   1998           1997
                                                   -----          ----
                                                      (in millions)
Assets:
  Property, Plant and Equipment                  $1,602.2       $1,644.6
  Current Assets                                    552.2          602.2
  Goodwill (net)                                  1,547.3        1,602.5
  Other Assets                                      294.5          292.9
                                                 --------       --------
     Total Assets                                $3,996.2       $4,142.2
                                                 --------       --------
                                                 --------       --------
Capitalization and Liabilities:
  Common Shareholders' Equity                    $  666.4       $  542.1
  Long-term Debt                                  2,121.3          704.3
  Other Noncurrent Liabilities                      413.5          488.7
  Long-term Debt Within One Year                     13.3        1,776.4
  Current Liabilities                               781.7          630.7
                                                 --------       --------
     Total Capitalization and
      Liabilities                                $3,996.2       $4,142.2
                                                 --------       --------
                                                 --------       --------



                            Twelve Months Ended      Nine Months Ended
                              December 31, 1998      December 31, 1997
                            -------------------      -----------------
                                           (in millions)

Income Statement Data:
  Operating Revenues              $2,284.0               $1,492.9
  Operating Income                   298.0                  202.3
  Income Before
    Extraordinary Item                76.9                   67.5
  Net Income (Loss)                   76.9                 (151.3)


8. STAFF REDUCTIONS

During 1998 an internal evaluation of the power generation organization was conducted with a goal of developing an optimum organizational structure for a competitive generation market. The study was completed in October 1998 and called for the elimination of approximately 450 positions. In addition, a review of energy delivery staffing levels in 1998 identified 65 positions for elimination.

Severance accruals totaling $25.5 million were recorded in December 1998 for reductions in power generation and energy delivery staffs and were charged to other operation expense in the Consolidated Statements of Income. In January 1999, employment terminated for 65 energy delivery employees. In February 1999 the power generation staff reductions were made.

9. BENEFIT PLANS:

AEP SYSTEM PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS - The AEP System sponsors a qualified pension plan and a nonqualified pension plan. All employees, except participants in the United Mine Workers of America (UMWA) pension plans are covered by one or both of the pension plans. Other Postretirement Benefit Plans (OPEB) are sponsored by the AEP System to provide medical and death benefits for retired employees.

The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ending December 31, 1998, and a statement of the funded status as of December 31 for both years:


                                   Pension Plan                 OPEB
                              ----------------------    ---------------------
                                1998        1997          1998        1997
                                ----        ----          ----        ----
                                              (in thousands)
RECONCILIATION OF BENEFIT
 OBLIGATION:
Obligation at January 1       $1,909,400  $1,676,200    $  849,700  $726,400
Service Cost                      45,100      36,000        17,500    14,000
Interest Cost                    133,200     128,600        59,300    55,900
Participant Contributions           -           -            5,900     5,300
Plan Amendments (a)               48,400        -             -         -
Actuarial Loss                    96,000     170,500       133,100    90,900
Acquisitions (b)                     100        -            2,800      -
Benefit Payments                (105,900)   (101,900)      (46,600)  (42,800)
                              ----------  ----------    ----------  --------
Obligation at December 31     $2,126,300  $1,909,400    $1,021,700  $849,700
                              ----------  ----------    ----------  --------
                              ----------  ----------    ----------  --------

RECONCILIATION OF FAIR VALUE
 OF PLAN ASSETS:
Fair value of plan assets at
 January 1                    $2,370,300  $2,009,500      $311,900  $232,500
Actual Return on Plan Assets     385,900     462,700        52,600    44,100
Company Contributions                400        -           72,600    72,800
Participant Contributions           -           -            5,900     5,300
Benefit Payments                (105,900)   (101,900)      (46,600)  (42,800)
                              ----------  ----------    ----------  --------
Fair value of plan assets at
 December 31                  $2,650,700  $2,370,300      $396,400  $311,900
                              ----------  ----------    ----------  --------
                              ----------  ----------    ----------  --------
FUNDED STATUS:
Funded status at December 31   $ 524,400   $ 460,900     $(625,300)$(537,800)
Unrecognized Net Transition
 (Asset) Obligation              (49,200)    (59,100)      360,700   416,400
Unrecognized Prior-Service Cost  157,400     123,500          -         -
Unrecognized Actuarial
 (Gain) Loss                    (756,300)   (640,800)      175,000    66,100
                              ----------  ----------    ----------  --------
Accrued Benefit Liability      $(123,700)  $(115,500)    $ (89,600)$ (55,300)
                              ----------  ----------    ----------  --------
                              ----------  ----------    ----------  --------


(a) Early retirement factors for the Company pension plan were changed to provide more generous benefits to participants retiring between ages 55 and 60.

(b) On December 1, 1998 the Company acquired midstream gas operations resulting in approximately 170 new employees becoming participants in the Company's pension and OPEB plans.

The following table provides the amounts recognized in the consolidated balance sheets as of December 31 of both years:


                                    Pension Plan                  OPEB
                              -----------------------    ---------------------
                                 1998         1997         1998         1997
                                 ----         ----         ----         ----
                                              (in thousands)

Accrued Benefit Liability     $(123,700)   $(115,500)    $(89,600)   $(55,300)
Additional Minimum Liability     (3,400)        (900)        -           -
Intangible Asset                  3,400          900         -           -
                              ---------    ---------     --------    --------
Net Amount Recognized         $(123,700)   $(115,500)    $(89,600)   $(55,300)
                              ---------    ---------     --------    --------
                              ---------    ---------     --------    --------


The Company's nonqualified pension plan had an accumulated benefit obligation in excess of plan assets of $25 million and $19.4 million at December 31, 1998 and 1997, respectively. There are no plan assets in the nonqualified plan due to the nature of the plan.

The Company's OPEB plans had accumulated benefit obligations in excess of plan assets of $625.3 million and $537.8 million at December 31, 1998 and 1997, respectively.

The following table provides the components of net periodic benefit cost for the plans for fiscal years 1998 and 1997:


                                   Pension Plan                 OPEB
                              ---------------------     --------------------
                                 1998        1997         1998        1997
                                 ----        ----         ----        ----
                                              (in thousands)

Service cost                  $  45,100   $  36,000     $ 17,500    $ 14,000
Interest cost                   133,200     128,600       59,300      55,900
Expected return on
 plan assets                   (172,000)   (154,200)     (28,500)    (22,200)
Amortization of transition
 (asset) obligation              (9,900)     (9,900)      32,000      32,000
Amortization of prior-service
 cost                            14,400      13,800         -           -
Amortization of net actuarial
 (gain) loss                     (2,600)     (4,700)         200        (400)
                              ---------   ---------     --------    --------
Net periodic benefit cost         8,200       9,600       80,500      79,300
Curtailment loss                   -           -          24,100(a)     -
                              ---------   ---------     --------    --------
Net periodic benefit cost
 after curtailments           $   8,200   $   9,600     $104,600    $ 79,300
                              ---------   ---------     --------    --------
                              ---------   ---------     --------    --------


(a) Curtailment charges were recognized during 1998 in anticipation of the October 31, 1999 shutdown of Muskingum Mine by Central Ohio Coal Company, a subsidiary of AEP.

The assumptions used in the measurement of the Company's benefit obligation are shown in the following table:


                                      Pension Plan                  OPEB
                                    ----------------          ----------------
                                    1998        1997          1998        1997
                                    ----        ----          ----        ----
Weighted-average assumptions
 as of December 31
 Discount rate                      6.75%       7.00%         6.75%       7.00%
 Expected return on plan assets     9.00%       9.00%         8.75%       8.75%
 Rate of compensation increase       3.2%        3.2%          N/A         N/A


For measurement purposes, a 5.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually each year to a rate of 4.25% for 2005 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB health care plans. A 1% change in assumed health care cost trend rates would have the following effects:


                                   1% Increase                1% Decrease
                                   -----------                -----------
                                               (in thousands)

Effect on total of service and
 interest cost components of
 net periodic postretirement
 health care benefit cost            $  9,700                  $ (8,400)

Effect on the health care
 component of the accumulated
 postretirement benefit obligation    113,000                   (99,800)


CitiPower, a subsidiary acquired on December 31, 1998 sponsors a defined benefit pension plan. At December 31, 1998, the fair value of the plan assets was $24.6 million and the accumulated benefit obligation of this plan was $25.3 million. This plan's actuarial assumptions are not significantly different from AEP's.

AEP SYSTEM SAVINGS PLAN - The AEP System Savings Plan is a defined contribution plan offered to non-UMWA employees. The cost for contributions to this plan totaled $20.5 million in 1998, $19.6 million in 1997 and $19 million in 1996.

OTHER UMWA BENEFITS - The Company provides UMWA pension, health and welfare benefits for certain unionized mining employees, retirees, and their survivors who meet eligibility requirements. The benefits are administered by UMWA trustees and contributions are made to their trust funds. Contributions based on hours worked are expensed as paid as part of the cost of active mining operations and were not material in 1998, 1997 and 1996. Based upon the UMWA actuary estimate, the Company's share of unfunded pension liability was $28 million at June 30, 1998. In the event the Company should significantly reduce or cease mining operations or contributions to the UMWA trust funds, a withdrawal obligation will be triggered for both the pension and health and welfare plans. If the mining operations had been closed on December 31, 1998 the estimated annual withdrawal liability for all UMWA benefit plans would have been $6.5 million. The UMWA withdrawal liability for the anticipated shutdown of Central

Ohio Coal Company's Muskingum mine has been included as a curtailment loss in the net periodic benefit cost under the Company's OPEB plans in 1998.

10.  BUSINESS SEGMENTS

As of December 31, 1998, the Company adopted SFAS 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available and evaluated regularly by the chief operating decision maker.

The Company's reportable segments are primarily differentiated based on whether the business activity is conducted within a regulated environment. The Company manages its operations on this basis because of the substantial impact of regulatory oversight on business processes, cost structures and operating results.

The Company's principal business segment is its cost based rate regulated Domestic Electric Utilities business consisting of seven regulated utility operating companies providing retail, commercial, industrial and wholesale electric services in seven Atlantic and Midwestern states. Also included in this segment are the Company's electric power wholesale marketing and trading activities that are conducted as part of regulated operations and subject to regulatory ratemaking oversight. The World Wide Energy Investments segment represents principally international investments in energy-related projects and operations. It also includes the development and management of such projects and operations. Such investment activities include electric generation, supply and distribution, and natural gas pipeline, storage and other natural gas services. Other business segments include non-regulated electric and gas trading activities, telecommunication services, and the marketing of various energy saving products and services. Intersegment revenues, ie. revenues from transactions with operating segments, are not material. As of December 31, 1998 and 1997 less than 6% of long-lived assets were located in foreign countries.


                                                 World
                            Regulated Domestic   Wide Energy           Reconciling       AEP
Year                        Electric Utilities   Investments   Other   Adjustments   Consolidated
----                        ------------------   ----------    -----   -----------   ------------
                                                        (in thousands)

1998

  Revenues from
    external customers           $6,345,900          $57,600  $(28,300)   $(29,300)   $6,345,900
  Revenues from transactions
    with other operating
    segments                           -               1,600     1,900      (3,500)         -
  Interest revenues                                      400       200                       600
  Interest expense                  399,200           16,900     3,000                   419,100
  Depreciation, depletion and
    amortization expense            580,000            1,000     1,400      (2,400)      580,000
  Net income (loss) for equity
    method subsidiaries                -              38,600      -                       38,600
  Income tax expense (benefit)      299,100          (15,300)  (21,200)                  262,600

  Segment net income (loss)         563,400           12,300   (39,500)                  536,200

  Total assets                   16,837,300        2,063,300   582,600                19,483,200
  Investments in equity method
    subsidiaries                        100          335,200      -                      335,300
  Gross property additions          699,700        1,481,000    23,000                 2,203,700

1997

  Revenues from
    external customers           $5,879,800          $14,600  $  2,200    $(16,800)   $5,879,800
  Revenues from transactions
    with other operating
    segments                           -                -         -           -             -
  Interest revenues                    -               1,700      -                        1,700
  Interest expense                  390,300           14,900       600                   405,800
  Depreciation, depletion and
    amortization expense            591,100             -         -           -          591,100
  Net income for equity method
    subsidiaries                       -              33,300      -           -           33,300
  Income tax expense (benefit)      330,100          (25,000)   (6,600)                  298,500
  Extraordinary Loss -
    UK Windfall Tax                    -            (109,400)     -           -         (109,400)

  Segment net income (loss)         602,900          (79,600)  (12,300)                  511,000

  Total assets                   16,223,700          367,100    24,500                16,615,300
  Investments in equity method
    subsidiaries                        100          287,300      -                      287,400
  Gross property additions          694,400           62,400     3,600                   760,400

1996

  Revenues from
    external customers           $5,849,200          $12,500  $   -       $(12,500)   $5,849,200
  Revenues from transactions
    with other operating
    segments                           -                 100      -           (100)         -
  Interest revenues                    -                -         -           -             -
  Interest expense                  381,000              300      -           -          381,300
  Depreciation, depletion and
    amortization expense            600,900             -         -           -          600,900
  Income tax expense (benefit)      325,500           (1,000)   (1,900)                  322,600

  Segment net income (loss)         597,600           (6,600)   (3,600)                  587,400

  Total assets                   15,858,900            5,100    19,000                15,883,000
  Investments in equity method
    subsidiaries                        100             -         -                          100
  Gross property additions          577,700             -         -                      577,700


11. FINANCIAL INSTRUMENTS, CREDIT AND RISK MANAGEMENT

The Company is subject to market risk as a result of changes in commodity prices, foreign currency exchange rates, and interest rates. The Company has a wholesale electricity and gas trading and marketing operation that manages the exposure to commodity price movements using physical forward purchase and sale contracts at fixed and variable prices, and financial derivative instruments including exchange traded futures and options, over-the-counter options, swaps and other financial derivative contracts at both fixed and variable prices. Physical forward electricity contracts and certain qualifying hedges within AEP's traditional economic market area are recorded as net operating revenues in the month when the physical contract settles. Net gains for the year ended December 31, 1998 were $111 million. Physical forward electricity contracts outside AEP's traditional marketing area, and all financial electricity trading transactions which do not qualify as a hedge, and/or where the underlying physical commodity is outside AEP's traditional economic market area are marked to market and recorded net in nonoperating income. Net losses for the year ended December 31, 1998 were $37 million. All physical and financial instruments for natural gas are marked to market and are included on a net basis in nonoperating income. Net gains for the year ended December 31, 1998 were $6 million. The unrealized mark-to-market gains and losses from such trading of financial instruments are reported as assets and liabilities, respectively. These activities were not material in prior periods.

Investment in foreign ventures exposes the Company to risk of foreign currency fluctuations. Also, the Company is exposed to changes in interest rates primarily due to short- and long-term borrowings used to fund its business operations. The debt portfolio has both fixed and variable interest rates with terms from one day to forty years and an average duration of 5 years at December 31, 1998. The Company does not presently utilize derivatives to manage its exposures to foreign currency exchange rate movements.

MARKET VALUATION - The book value amounts of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate fair value because of the short-term maturity of these instruments. The book value amount of the pre-April 1983 spent nuclear fuel disposal liability approximates the Company's best estimate of its fair value.

The book value amounts and fair values of the Company's significant financial instruments at December 31, 1998 are summarized in the following table. The fair values of long-term debt and preferred stock are based on quoted market prices for the same or similar issues and the current dividend or interest rates offered for instruments of the same remaining maturities. The fair value of those financial instruments that are marked-to-market are based on management's best estimates using over-the-counter quotations, exchange prices, volatility factors and valuation methodology. The estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.


                      Book Value    Fair Value
                      ----------    ----------
                           (in thousands)

NON-DERIVATIVES

1998

Long-term Debt        $7,006,100   $7,291,200

Preferred Stock          127,600      134,100

1997

Long-term Debt         5,423,900    5,670,400

Preferred Stock          127,600      136,000

DERIVATIVES



TRADING ASSETS

                     Notional Amount     Fair Value     Average Fair Value
                     ---------------     -----------    ------------------
                                       (in thousands)

ELECTRIC

  Physicals            $  (62,000)        $ 46,100          $ 40,800
  Options                  (4,700)          32,200            79,000
  Swaps                   (15,600)           3,400             1,000

GAS

  Futures                 (70,300)           5,900             1,900
  Physicals              (285,200)          43,600            29,900
  Options                  (3,600)          18,000            11,700
  Swaps                 1,477,900          245,600           143,000

TRADING LIABILITIES

ELECTRIC

  Futures                  20,300           (7,200)           (1,800)
  Physicals                27,500          (50,600)          (46,300)
  Options                   9,700          (28,700)          (78,300)
  Swaps                    16,200           (7,700)           (1,900)

GAS

  Physicals               283,900          (42,400)          (28,700)
  Options                   4,700          (22,600)          (14,100)
  Swaps                (1,524,900)        (231,200)         (135,700)


At December 31, 1998 the fair value of the assets and liabilities related to the wholesale electric forward contracts was $367 million and $356 million, respectively. The respective notional amounts were $828 million and $772 million, respectively. The average fair value amounts outstanding during the period were $922 million of assets and $882 million of liabilities.

AEP routinely enters into exchange traded futures and options transactions for electricity and natural gas as part of its wholesale trading operations. These transactions are executed through brokerage accounts with brokers who are registered with the Commodity Futures Trading Commission. Brokers require cash or cash related instruments to be deposited on these accounts as margin calls against the customer's open position. The amount of these deposits at December 31, 1998 was $10 million.

CREDIT AND RISK MANAGEMENT - In addition to market risk associated with price movements, AEP is also subject to the credit risk inherent in its risk management activities. Credit risk refers to the financial risk arising from commercial transactions and/or the intrinsic financial value of contractual agreements with trading counter parties, by which there exists a potential risk of nonperformance. The Company has established and enforced credit policies that minimize or eliminate this risk. AEP accepts as counter parties to forwards, futures, and other derivative contracts primarily those entities that are classified as Investment Grade, or those that can be considered as such due to the effective placement of credit enhancements and/or collateral agreements. Investment Grade is the designation given to the four highest debt rating categories (i.e., AAA, AA, A, BBB) of the major rating services, e.g., ratings BBB- and above at Standard & Poor's and Baa3 and above at Moody's. When adverse market conditions have the potential to negatively affect a counter party's credit position, the Company will require further enhancements to mitigate risk. Since the formation of the trading business in July of 1997, the Company has experienced no significant losses due to the credit risk associated with its risk management activities; furthermore, the Company does not anticipate any future material effect on its results of operations, cash flow or financial condition as a result of counter party nonperformance.

OTHER FINANCIAL INSTRUMENTS - NUCLEAR TRUST FUNDS RECORDED AT MARKET VALUE - The trust investments, reported in other property and investments, are recorded at market value in accordance with SFAS 115 and consist of tax-exempt municipal bonds and other securities.

At December 31, 1998 and 1997 the fair values of the trust investments were $648 million and $566 million, respectively, and had a cost basis of $584 million and $527 million, respectively. Accumulated gross unrealized holding gains were $65 million and $41 million at December 31, 1998 and 1997, respectively and accumulated gross unrealized holding losses were $1.1 million and $1.2 million at December 31, 1998 and 1997, respectively. The change in market value in 1998, 1997, and 1996 was a net unrealized holding gain of $24 million, $19.1 million, and $2.6 million, respectively.

The trust investments' cost basis by security type were:


                                               December 31,
                                        -------------------------
                                          1998             1997
                                          ----             ----
                                              (in thousands)

Tax-Exempt Bonds                        $326,239         $335,358
Equity Securities                         95,854           74,398
Treasury Bonds                            71,194           44,200
Corporate Bonds                           10,661            9,167
Cash, Cash Equivalents and
  Accrued  Interest                       80,065           63,392
                                        --------         --------
            Total                       $584,013         $526,515
                                        --------         --------
                                        --------         --------

Proceeds from sales and maturities of securities of $225 million during 1998 resulted in $8.2 million of realized gains and $2.8 million of realized losses. Proceeds from sales and maturities of securities of $147.3 million during 1997 resulted in $3.9 million of realized gains and $1.4 million of realized losses. Proceeds from sales and maturities of securities of $115.3 million during 1996 resulted in $2.6 million of realized gains and $2.1 million of realized losses. The cost of securities for determining realized gains and losses is original acquisition cost including amortized premiums and discounts.

At December 31, 1998, the year of maturity of trust fund investments other than equity securities, was:


                     (in thousands)
1999                    $106,316
2000 - 2003              157,224
2004 - 2008              175,751
After 2008                48,868
                        --------
   Total                $488,159
                        --------
                        --------


An AEP Resources' subsidiary established a non-recourse variable-rate credit facility in the aggregate amount of $775 million on December 31, 1998. Certain assets of the subsidiary support the facility. The facility is comprised of three tranches: $244 million maturing on December 31, 2000, $488 million maturing on December 31, 2003, and a $43 million short-term capital facility. As of December 31, 1998 $732 million were outstanding at an average interest rate of 5.833%.

The subsidiary entered into several interest rate swap agreements for $586 million of the borrowings under the credit facility. The swap agreements involve the exchange of floating-rate for fixed-rate interest payments. Interest is recognized currently based on the fixed rate of interest resulting from use of these swap agreements. Market risks arise from the movements in interest rates. If counterparties to an interest rate swap agreement were to default on contractual payments, the subsidiary could be exposed to increased costs related to replacing the original agreement.

However, the subsidiary does not anticipate non-performance by any counterparty to any interest rate swap in effect as of December 31, 1998. As of December 31, 1998, the subsidiary was a party to interest rate swaps having a aggregate notional amount of $586 million, with $342 million maturing on December 31, 2000, and $244 million maturing on December 31, 2003. The average fixed interest rate payable on the aggregate of the interest rate swaps is 5.32%. The floating rate for interest rate swaps was 4.9% at December 31, 1998. The estimated fair value of the interest rate swaps, which represents the estimated amount the subsidiary would pay to terminate the swaps at December 31, 1998, based on quoted interest rates, is a net liability of $5 million.

In accordance with the debt covenants included in the financing provisions of this facility, the subsidiary must hedge at least 80% of its energy purchase requirements through energy trading derivative instruments entered into with market participants, predominantly generators. As of December 31, 1998, the subsidiary had outstanding energy trading derivatives with a total contracted load of 12,545 GWh's. These contracts have maturities in the range of 3 months to twelve years. Management's estimate of the fair value of these derivatives as of December 31, 1998, is $3.3 million in excess of book value.

12. FEDERAL INCOME TAXES:

The details of federal income taxes as reported are as follows:


                                                         Year Ended December 31,
                                                     ------------------------------
                                                       1998       1997       1996
                                                       ----       ----       ----
                                                             (in thousands)

Charged (CREDITED) to Operating Expenses (net):
  Current                                            $294,139   $346,290   $375,528
  Deferred                                             37,877     11,124    (17,008)
  Deferred Investment Tax Credits                     (15,815)   (16,134)   (16,298)
                                                     --------   --------   --------
      Total                                           316,201    341,280    342,222
                                                     --------   --------   --------
Charged (CREDITED) to Nonoperating Income (net):
  Current                                             (47,718)   (16,038)    (5,636)
  Deferred                                              3,572    (17,673)    (4,470)
  Deferred Investment Tax Credits                      (9,489)    (9,107)    (9,510)
                                                     --------   --------   --------
      Total                                           (53,635)   (42,818)   (19,616)
                                                     --------   --------   --------
Total Federal Income Tax as Reported                 $262,566   $298,462   $322,606
                                                     --------   --------   --------
                                                     --------   --------   --------


The following is a reconciliation of the difference between the amount of federal income taxes computed by multiplying book income before federal income taxes by the statutory tax rate, and the amount of federal income taxes reported.


                                                        Year Ended December 31,
                                                    --------------------------------
                                                      1998       1997        1996
                                                      ----       ----        ----
                                                             (in thousands)

Income Before Preferred Stock Dividend
  Requirements of Subsidiaries                      $547,109   $ 638,211   $628,856
Extraordinary Loss - UK Windfall Tax (Note 7)           -       (109,419)      -
Federal Income Taxes                                 262,566     298,462    322,606
                                                    ---------   --------   --------
Pre-Tax Book Income                                 $809,675   $ 827,254   $951,462
                                                    ---------   --------   --------
                                                    ---------   --------   --------
Federal Income Tax on Pre-Tax Book Income
  at Statutory Rate (35%)                           $283,386    $289,539   $333,012
Increase (Decrease) in Federal Income Tax
  Resulting from the Following Items:
  Depreciation                                        57,663      53,239     50,537
  Corporate Owned Life Insurance                     (16,428)    (18,240)   (12,009)
  Investment Tax Credits (net)                       (25,304)    (25,241)   (25,813)
  Extraordinary Loss - UK Windfall Tax                  -         38,297       -
  Other                                              (36,751)    (39,132)   (23,121)
                                                    ---------   --------   --------
Total Federal Income Taxes as Reported              $262,566    $298,462   $322,606
                                                    ---------   --------   --------
                                                    ---------   --------   --------
Effective Federal Income Tax Rate                      32.4%       36.1%      33.9%
                                                    ---------   --------   --------
                                                    ---------   --------   --------


The following tables show the elements of the net deferred tax liability and the significant temporary differences:


                                                           December 31,
                                                   ---------------------------
                                                      1998            1997
                                                      ----            ----
                                                         (in thousands)

Deferred Tax Assets                                $   879,322    $   807,226
Deferred Tax Liabilities                            (3,480,724)    (3,368,147)
                                                   -----------    -----------
  Net Deferred Tax Liabilities                     $(2,601,402)   $(2,560,921)
                                                   -----------    -----------
                                                   -----------    -----------

Property Related Temporary Differences             $(2,170,077)   $(2,161,484)
Amounts Due From Customers For Future
  Federal Income Taxes                                (395,605)      (410,255)
Deferred State Income Taxes                           (193,867)      (201,843)
All Other (net)                                        158,147        212,661
                                                   -----------    -----------
  Total Net Deferred Tax Liabilities               $(2,601,402)   $(2,560,921)
                                                   -----------    -----------
                                                   -----------    -----------


The Company has settled with the IRS all issues from the audits of the consolidated federal income tax returns for the years prior to 1991. Returns for the years 1991 through 1996 are presently being audited by the IRS. With the exception of interest deductions related to AEP's corporate owned life insurance program, which are discussed under the heading, Litigation, in Note 4, management is not aware of any issues for open tax years that upon final resolution are expected to have a material adverse effect on results of operations.

13.  SUPPLEMENTARY INFORMATION:


                                                    Year Ended December 31,
                                                 -----------------------------
                                                  1998       1997      1996
                                                  ----       ----      ----
                                                         (in thousands)

Purchased Power -
  Ohio Valley Electric Corporation
  (44.2% owned by AEP System)                    $42,612    $29,631    $22,156

Cash was paid for:
  Interest (net of capitalized amounts)         $413,341   $390,491   $373,570
  Income Taxes                                  $281,709   $398,833   $404,297

Noncash Investing and Financing Activities:
  Acquisitions under Capital Leases             $119,188   $234,846   $136,988
  Assumption of Liabilities related
    to Acquisitions                             $151,506   $   -      $   -


14. LEASES:

Leases of property, plant and equipment are for periods up to 35 years and require payments of related property taxes, maintenance and operating costs. The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.

Lease rentals are primarily charged to operating expenses in accordance with rate-making treatment. The components of rentals are as follows:


                                                 Year Ended December 31,
                                             --------------------------------
                                               1998        1997        1996
                                               ----        ----        ----
                                                      (in thousands)

 Operating Leases                            $254,467    $257,042    $262,451
 Amortization of Capital Leases                91,359     104,732     114,050
 Interest on Capital Leases                    37,516      31,601      28,696
                                             --------    --------    --------
   Total Rental Payments                     $383,342    $393,375    $405,197
                                             --------    --------    --------
                                             --------    --------    --------


Properties under capital leases and related obligations on the Consolidated Balance Sheets are as follows:


                                                           December 31,
                                                  -----------------------------
                                                    1998                1997
                                                    ----                ----
                                                         (in thousands)

LEASED ASSETS IN ELECTRIC UTILITY PLANT:
  Production                                      $ 46,532            $ 47,246
  Transmission                                           4                   3
  Distribution                                      14,650              14,660
  General:
    Nuclear Fuel (net of amortization)             103,939             103,939
    Mining Plant and Other                         530,291             516,843
                                                  --------            --------
      Total Electric Utility Plant                 695,416             682,691
  Accumulated Amortization                         208,548             196,145
                                                  --------            --------
      Net Electric Utility Plant                   486,868             486,546
                                                  --------            --------

LEASED ASSETS IN OTHER PROPERTY                     54,102              57,763
  Accumulated Amortization                           8,387               5,917
                                                  --------            --------
      Net Other Property                            45,715              51,846
                                                  --------            --------
      Net Property under Capital Leases           $532,583            $538,392
                                                  --------            --------
                                                  --------            --------
Capital Lease Obligations:*
  Noncurrent Liability                            $450,922            $437,303
  Liability Due Within One Year                     81,661             101,089
                                                  --------            --------
      Total Capital Lease Obligations             $532,583            $538,392
                                                  --------            --------
                                                  --------            --------

*Represents the present value of future minimum lease payments for plant and nuclear fuel. The noncurrent portion of capital lease obligations is included in other noncurrent liabilities in the Consolidated Balance Sheet.

Properties under operating leases and related obligations are not included in the Consolidated Balance Sheets.

Future minimum lease rentals, consisted of the following at December 31, 1998:


                                                           Noncancelable
                                          Capital            Operating
                                           Leases             Leases
                                          --------         -------------
                                                (in thousands)

1999                                      $109,395         $   239,361
2000                                        97,132             237,522
2001                                        79,976             234,147
2002                                        67,103             228,144
2003                                        45,161             227,618
Later Years                                148,121           3,437,925
                                          --------          ----------
Total Future Minimum Lease Rentals         546,888 (a)      $4,604,717
Less Estimated Interest Element            118,244          ----------
Estimated Present Value of Future         --------          ----------
  Minimum Lease Rentals                    428,644
Unamortized Nuclear Fuel                   103,939
                                          --------
  Total                                   $532,583
                                          --------
                                          --------


(a) Minimum lease rentals do not include nuclear fuel rentals. The rentals are paid in proportion to heat produced and carrying charges on the unamortized nuclear fuel balance. There are no minimum lease payment requirements for leased nuclear fuel.

15.  CAPITAL STOCKS AND PAID-IN CAPITAL:

Changes in capital stocks and paid-in capital during the period January 1, 1996 through December 31, 1998 were:


                                                                                               Cumulative Preferred Stocks
                                    Shares                                                          of Subsidiaries
                      --------------------------------------                                  -------------------------------
                                               Cumulative                                     Not Subject       Subject to
                      Common Stock-         Preferred Stocks                      Paid-in     To Mandatory      Mandatory
                      Par Value $6.50(a)     of Subsidiaries     Common Stock     Capital       Redemption      Redemption(b)
                      ------------------    ----------------     ------------     -------     ------------      -------------
                                                                  (Dollars in Thousands)

January 1, 1996         195,634,992            6,709,751          $1,271,627     $1,658,524    $  148,240         $ 522,735
Issuances                 1,600,000                 -                 10,400         55,061          -                 -
Retirements and
  Other                        -                (707,518)               -             1,969       (57,917)          (12,835)
                        -----------           ----------          ----------     ----------    ----------        ----------
December 31, 1996       197,234,992            6,002,233           1,282,027      1,715,554        90,323           509,900
Issuances                 1,754,989                 -                 11,408         65,337          -                 -
Retirements and
  Other                        -              (4,258,947)               -            (2,109)      (43,599)         (382,295)
                        -----------           ----------          ----------     ----------    ----------        ----------
December 31, 1997       198,989,981            1,743,286           1,293,435      1,778,782        46,724           127,605
Issuances                 1,826,488                 -                 11,872         73,643          -                 -
Retirements and
  Other                        -                  (7,220)               -               487          (722)             -
                        -----------           ----------          ----------     ----------    ----------        ----------
December 31, 1998       200,816,469            1,736,066          $1,305,307     $1,852,912    $   46,002         $ 127,605
                        -----------           ----------          ----------     ----------    ----------        ----------
                        -----------           ----------          ----------     ----------    ----------        ----------


(a) Includes 8,999,992 shares of treasury stock.
(b) Including portion due within one year.

16. LINES OF CREDIT AND COMMITMENT FEES:

At December 31, 1998 and 1997, unused short-term bank lines of credit were available in the amounts of $763 million and $442 million, respectively. In addition several of the subsidiaries engaged in providing non-regulated energy services share a line of credit under a revolving credit agreement. The amounts of credit available under the revolving credit agreement were $60 million and $330 million at December 31, 1998 and 1997, respectively. The short-term bank lines of credit and the revolving credit agreement require the payment of facility fees of approximately 1/10 of 1% on the daily amount of such commitments.

Outstanding short-term debt consisted of:


                                       December 31,
                                -------------------------
                                  1998             1997
                                  ----             ----
                                  (dollars in thousands)

Balance Outstanding:
      Notes Payable             $197,304         $199,285
      Commercial Paper           419,300          355,790
                                --------         --------
            Total               $616,604         $555,075
                                --------         --------
                                --------         --------
Year-End Weighted
  Average Interest Rate:
      Notes Payable                 5.8%             6.3%
      Commercial Paper              6.2%             6.8%
            Total                   6.1%             6.6%


17.  UNAUDITED QUARTERLY FINANCIAL INFORMATION:


                                           Quarterly Periods Ended
                            -----------------------------------------------------
                                                    1998
                            -----------------------------------------------------
                            March 31        June 30       Sept. 30       Dec. 31
(In Thousands - Except      --------        -------       --------       -------
Per Share Amounts)
----------------------

Operating Revenues         $1,509,410     $1,560,944     $1,845,228     $1,430,320
Operating Income              255,932        227,190        311,579        162,033
Net Income                    150,586        118,084        195,365         72,148
Earnings per Share               0.79           0.62           1.02           0.38


Fourth quarter 1998 earnings declined primarily as a result of unseasonably mild weather, severance accruals and the negative impact of the extended Cook Plant outage.


                                           Quarterly Periods Ended
                            -----------------------------------------------------
                                                    1997
                            -----------------------------------------------------
                            March 31        June 30       Sept. 30       Dec. 31
(In Thousands - Except      --------        -------       --------       -------
Per Share Amounts)
----------------------

Operating Revenues         $1,492,069     $1,382,158     $1,507,075     $1,498,518
Operating Income              271,978        221,255        275,090        216,131
Income Before
   Extraordinary Item         172,562        121,139        201,746        124,933
Net Income                    172,562        121,139         91,181        126,079
Earnings per Share
   Before Extraordinary
   Item*                         0.92           0.64           1.07           0.66
Earnings per Share               0.92           0.64           0.48           0.66


*Amounts for 1997 do not add to $3.28 earnings per share due to rounding.

The third quarter of 1997 includes an extraordinary loss of $110.6 million or $0.59 per share for a UK Windfall Tax which retroactively adjusted upward Yorkshire's privatization price discussed in Note 7.

See "Reclassification" in Note 1 regarding reclassification of prior period amounts.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SCHEDULE OF CONSOLIDATED CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES


                                                                 December 31, 1998
                                      --------------------------------------------------------------------
                                         Call
                                       Price per             Shares              Shares        Amount (In
                                       Share (a)           Authorized(b)       Outstanding     Thousands)
----------------------------------------------------------------------------------------------------------
Not Subject to Mandatory Redemption:
  4.08% - 4.56%                       $102-$110                 932,403            460,016      $ 46,002
                                                                                                --------
                                                                                                --------
Subject to Mandatory Redemption:
  5.90% - 5.92% (c)                        (d)                1,950,000            388,100      $ 38,810
  6.02% - 6-7/8% (c)                       (e)                1,950,000            637,950        63,795
  7% (f)                                   (f)                  250,000            250,000        25,000
    Total Subject to Mandatory                                                                  --------
      Redemption (c)                                                                            $127,605
                                                                                                --------
                                                                                                --------
----------------------------------------------------------------------------------------------------------



                                                                 December 31, 1997
                                      --------------------------------------------------------------------
                                         Call
                                       Price per             Shares              Shares        Amount (In
                                       Share (a)           Authorized(b)       Outstanding     Thousands)
----------------------------------------------------------------------------------------------------------

Not Subject to Mandatory Redemption:
  4.08% - 4.56%                       $102-$110                 932,403            467,236      $ 46,724
                                                                                                --------
                                                                                                --------
Subject to Mandatory Redemption:
  5.90% - 5.92% (c)                        (d)                1,950,000            388,100      $ 38,810
  6.02% - 6-7/8% (c)                       (e)                1,950,000            637,950        63,795
  7% (f)                                   (f)                  250,000            250,000        25,000
    Total Subject to Mandatory                                                                  --------
      Redemption (c)                                                                            $127,605
                                                                                                --------
                                                                                                --------


NOTES TO SCHEDULE OF CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES

(a) At the option of the subsidiary the shares may be redeemed at the call price plus accrued dividends. The involuntary liquidation preference is $100 per share for all outstanding shares.

(b) As of December 31, 1998 the subsidiaries had 7,193,024, 22,200,000 and 7,583,313 shares of $100, $25 and no par value preferred stock, respectively, that were authorized but unissued.

(c) Shares outstanding and related amounts are stated net of applicable retirements through sinking funds (generally at par) and reacquisitions of shares in anticipation of future requirements. The subsidiaries reacquired enough shares in 1997 to meet all sinking fund requirements on certain series until 2008 and on certain series until 2009 when all remaining outstanding shares must be redeemed.The sinking fund provisions of the series subject to mandatory redemption aggregate $5,000,000 each year for the years 2000, 2001, 2002 and $15,000,000 in 2003.

(d) Not callable prior to 2003; after that the call price is $100 per share.

(e) Not callable prior to 2000; after that the call price is $100 per share.

(f) With sinking fund. Redemption is restricted prior to 2000.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES


                              Weighted Average
Maturity                        Interest Rate    Interest Rates at December 31,       December 31,
--------                      -----------------  ------------------------------    ------------------
                              December 31, 1998       1998            1997         1998          1997
                              -----------------       ----            ----         ----          ----
                                                                                     (in thousands)

FIRST MORTGAGE BONDS
  1998-2002                          7.23%         6.35%-8.95%     6.35%-9.15%  $  759,000    $1,131,411
  2003-2006                          6.70%            6%-8%           6%-8%        846,000       846,000
  2022-2025                          7.90%         7.10%-8.80%     7.10%-8.80%   1,020,768     1,120,419

INSTALLMENT PURCHASE CONTRACTS (a)
  1998-2002                          4.40%        4.05%-5.15%     3.70%-7-1/4%     145,000       189,500
  2007-2025                          6.42%        5.00%-7-7/8%    5.45%-7-7/8%     776,245       756,745

NOTES PAYABLE (b)
  1998-2008                          5.97%         5.49%-9.60%     5.29%-9.60%   1,493,360       527,681

SENIOR UNSECURED NOTES
  2003-2008                          6.54%         6.24%-6.91%     6.73%-6.91%     786,000       144,000
  2038                               7.30%         7.20%-7-3/8%         -          340,000          -

JUNIOR DEBENTURES
  2025 - 2038                        8.05%         7.60%-8.72%     7.92%-8.72%     620,000       495,000

OTHER LONG-TERM DEBT (c)                                                           269,319       250,357

Unamortized Discount (net)                                                         (49,575)      (37,196)
                                                                                ----------    ----------
Total Long-term Debt
  Outstanding (d)                                                                7,006,117     5,423,917
Less Portion Due Within One Year                                                   206,476       294,454
                                                                                ----------    ----------
Long-term Portion                                                               $6,799,641    $5,129,463
                                                                                ----------    ----------
                                                                                ----------    ----------


NOTES TO SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES

(a) For certain series of installment purchase contracts interest rates are subject to periodic adjustment. Certain series will be purchased on demand at periodic interest-adjustment dates. Letters of credit from banks and standby bond purchase agreements support certain series.

(b) Notes payable represent outstanding promissory notes issued under term loan agreements and revolving credit agreements with a number of banks and other financial institutions. At expiration all notes then issued and outstanding are due and payable. Interest rates are both fixed and variable. Variable rates generally relate to specified short-term interest rates.

(c) Other long-term debt consists of a liability along with accrued interest for disposal of spent nuclear fuel (see Note 4 of the Notes to Consolidated Financial Statements) and financing obligation under sale lease back agreements.

(d) Long-term debt outstanding at December 31, 1998 is payable as follows:


     Principal Amount          (in thousands)
     1999                        $  206,476
     2000                           786,222
     2001                           512,028
     2002                           294,546
     2003                           934,547
     Later Years                  4,321,873
                                 ----------
       Total Principal
            Amount                7,055,692
         Unamortized
          Discount                  (49,575)
                                 ----------
            Total                $7,006,117
                                 ----------
                                 ----------


MANAGEMENT'S RESPONSIBILITY

   The management of American Electric Power Company, Inc. is responsible for the integrity and objectivity of the information and representations in this annual report, including the consolidated financial statements. These statements have been prepared in conformity with generally accepted accounting principles, using informed estimates where appropriate, to reflect the Company's financial condition and results of operations. The information in other sections of the annual report is consistent with these statements.

   The Company's Board of Directors has oversight responsibilities for determining that management has fulfilled its obligation in the preparation of the financial statements and in the ongoing examination of the Company's established internal control structure over financial reporting. The Audit Committee, which consists solely of outside directors and which reports directly to the Board of Directors, meets regularly with management, Deloitte & Touche LLP - Certified Public Accountants and the Company's internal audit staff to discuss accounting, auditing and reporting matters. To ensure auditor independence, both Deloitte & Touche LLP and the internal audit staff have unrestricted access to the Audit Committee.

   The financial statements have been audited by Deloitte & Touche LLP, whose report appears on the next page. The auditors provide an objective, independent review as to management's discharge of its responsibilities insofar as they relate to the fairness of the Company's reported financial condition and results of operations. Their audit includes procedures believed by them to provide reasonable assurance that the financial statements are free of material misstatement and includes a review of the Company's internal control structure over financial reporting.

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of American Electric Power Company, Inc.:

   We have audited the accompanying consolidated balance sheets of American Electric Power Company, Inc. and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Electric Power Company, Inc. and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Columbus, Ohio
February 23, 1999

                                      [LOGO]

                   AMERICAN ELECTRIC POWER COMPANY, INC.
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING TO BE HELD APRIL 28, 1999
     ----------------------------------------------------------------------
     The undersigned appoints E. Linn Draper, Jr., Henry W. Fayne and Joseph H. Vipperman, and each of them, acting by a majority if more than one be present, attorneys and proxies of the undersigned,
P    with power of substitution, to represent the undersigned at the
R    annual meeting of shareholders of American Electric Power Company,
O    Inc. to be held on April 28, 1999, and at any adjournments thereof,
X    and to vote all shares of Common Stock of the Company which the
Y undersigned is entitled to vote on all matters coming before said meeting.

     TRUSTEE'S AUTHORIZATION. The undersigned authorizes Fidelity
     Management Trust Company to vote all shares of Common Stock of the Company credited to the undersigned's account under the American Electric Power System Employees Savings Plan at the annual meeting in accordance with the instructions on the reverse side.

     Election of Directors. Nominees:   01. J.P. DesBarres, 02. E.L.
                                        Draper, Jr., 03. R.M. Duncan, 04.
                                        R.W. Fri, 05. L.A. Hudson, Jr., 06.
                                        L.J. Kujawa, 07. D.G. Smith, 08.
                                        L.G. Stuntz, 09. K.D. Sullivan, 10.
                                        M. Tanenbaum.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

     ----------------------------------------------------------------------
     Comments:

     ----------------------------------------------------------------------

     ----------------------------------------------------------------------

     ----------------------------------------------------------------------
     (If you have written in the above space, please mark the "Special Attention" box on the other side of this card.)

--------------------------------------------------------------------------------
                               ^ FOLD AND DETACH HERE ^

[LOGO]

ADMISSION TICKET
---------------------------------------------
ANNUAL MEETING OF SHAREHOLDERS                      AGENDA
Wednesday, April 28, 1999 - 9:30 a.m.             - Introduction and Welcome
Grand Ballroom                                    - Election of Directors
Embassy Suites Hotel and Conference Center        - Ratification of Auditors
300 Court Street                                  - Chairman's Report
Charleston, West Virginia                         - Comments and Questions
                                                    from Shareholders

     ----------------------------------------------------------------------


          EMBASSY SUITES CHARLESTON
          (304) 347-8700

          Embassy Suites Charleston is located just off       [MAP]
          the I-77 and I-64 interchange, adjacent to the Charleston Town Center Mall. From the airport, take I-77 to I-64 west.

     ----------------------------------------------------------------------

     IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE BRING THIS ADMISSION TICKET WITH YOU.

--------------------------------------------------------------------------------

               PLEASE MARK YOUR                                            0116
/X/            VOTES AS IN THIS
               EXAMPLE.

THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED BELOW AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AS DIRECTORS AND FOR PROPOSAL 2.
--------------------------------------------------------------------------------
                    FOR  WITHHELD                         FOR  AGAINST  ABSTAIN
1.   ELECTION OF                        2. APPROVAL OF
     DIRECTORS      / /    / /             AUDITORS.      / /    / /    / /
     (SEE REVERSE).

For, except vote withheld from the following nominee(s):

________________________________________________________

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SPECIAL ATTENTION
Mark here if you have written a comment on                  / /
reverse.

ANNUAL REPORT
Mark here to discontinue annual report mailing for          / /
this account (for multiple-account holders only).

ANNUAL MEETING
Mark here if you plan to attend the annual                  / /
meeting.

--------------------------------------------------------------------------------

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

____________________________, 1999

____________________________, 1999
SIGNATURE(S)         DATE

--------------------------------------------------------------------------------
                               ^ FOLD AND DETACH HERE ^



     YOUR VOTE IS IMPORTANT. You may vote the shares held in this account in any one of the following three ways:

               - VOTE BY MAIL. Complete, date, sign and mail your proxy card (above) in the enclosed postage-paid envelope or, otherwise, return it to AEP, P.O. Box 8673, Edison, New Jersey 08818.

               -    VOTE BY PHONE. Call TOLL-FREE, 1-877-PRX-VOTE
                    (1-877-779-8683) 24 hours a day, 7 days a week from the U.S. and Canada to vote your proxy.

               - VOTE BY INTERNET. Access the Web site at http://www.eproxyvote.com/aep 24 hours a day, 7 days a week.

     If you vote by phone or via the internet, please have your social security number and proxy card available. The sequence of numbers appearing in the box above, just below the perforation, and your social security number are necessary to verify your vote. A phone or internet vote authorizes the named proxies in the same manner as if you marked, signed and returned this proxy card.

     IF YOU VOTE BY PHONE OR VOTE USING THE INTERNET, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

                                 THANK YOU FOR VOTING


--------------------------------------------------------------------------------